Exhibit 2.1

EQUITY PURCHASE AGREEMENT
by and among
SIX FLAGS ENTERTAINMENT CORPORATION, EPR PROPERTIES
and
EP OPCO WOFR, LLC
dated as of March 5, 2026

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    1
ARTICLE II PURCHASE AND SALE    17
Section 2.01    Purchase and Sale of Equity    17
Section 2.02    Excluded Assets    19
Section 2.03    Assumed Liabilities    21
Section 2.04    Excluded Liabilities    22
Section 2.05    Purchase Price    23
Section 2.06    Purchase Price Adjustment    23
Section 2.07    Allocation of Purchase Price    26
Section 2.08    Withholding Tax    27
Section 2.09    Third-Party Consents    27
Section 2.10    Real Property Diligence    27
Section 2.11    Capital Expenditure Program    28
ARTICLE III CLOSING    28
Section 3.01    Closing    28
Section 3.02    Closing Deliverables    28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    31
Section 4.01    Organization and Qualification of Seller and Its Subsidiaries    31
Section 4.02    Authority of Seller    32
Section 4.03    No Conflicts; Consents    32
Section 4.04    Financial Statements    32
Section 4.05    Undisclosed Liabilities    33
Section 4.06    Absence of Certain Changes, Events and Conditions    33
Section 4.07    Material Contracts    33
Section 4.08    Title to Purchased Assets    35
Section 4.09    Condition and Sufficiency of Assets    36
Section 4.10    Real Property    36
Section 4.11    Intellectual Property    38
Section 4.12    Insurance    40
Section 4.13    Legal Proceedings; Governmental Orders    40
Section 4.14    Suppliers    41
Section 4.15    Compliance With Laws; Permits    41
Section 4.16    Environmental Matters    41
Section 4.17    Employee Benefit Matters    42

Section 4.18    Employment Matters    45
Section 4.19    Taxes    46
Section 4.20    Brokers    47
Section 4.21    Transferred Entities    47
Section 4.22    No Other Representations or Warranties; Non-Reliance    47
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND THE OPERATOR    48
Section 5.01    Organization and Qualification    48
Section 5.02    Authority    48
Section 5.03    No Conflicts; Consents    49
Section 5.04    Brokers    50
Section 5.05    Legal Proceedings    50
Section 5.06    Sufficient Funds    50
Section 5.07    Access and Investigation; Non-Reliance    50
Section 5.08    Securities Act    51
Section 5.09    No Other Representations or Warranties    51
ARTICLE VI COVENANTS    51
Section 6.01    Conduct of Business Prior to the Closing    51
Section 6.02    Access to Information    55
Section 6.03    No Solicitation of Other Bids    56
Section 6.04    Notice of Certain Events    56
Section 6.05    Employees and Employee Benefits    57
Section 6.06    Confidentiality    59
Section 6.07    Non-Competition; Non-Solicitation    60
Section 6.08    Governmental Approvals and Consents    61
Section 6.09    Books and Records    62
Section 6.10    Closing Conditions    63
Section 6.11    Public Announcements    63
Section 6.12    Bulk Sales Laws    63
Section 6.13    Wrong Pockets    63
Section 6.14    Tax Matters    64
Section 6.15    Operator    67
Section 6.16    Further Assurances    67
Section 6.17    Pre-Closing Sharing of Data    67
Section 6.18    Contact with Business Relations    67
Section 6.19    Excluded Intellectual Property    68
Section 6.20    Galveston Park Closing    68
Section 6.21    Insurance    68

Section 6.22    Pre-Closing Litigation    69
Section 6.23    Overhead and Shared Services; Termination of Intercompany Balances and Intercompany Agreements    70
Section 6.24    Social Media Accounts    70
Section 6.25    2026 Operating Season Planning.    70
Section 6.26    Pre-Closing Restructuring.    71
ARTICLE VII CONDITIONS TO CLOSING    73
Section 7.01    Conditions to Obligations of All Parties    73
Section 7.02    Conditions to Obligations of Buyer    73
Section 7.03    Conditions to Obligations of Seller    74
ARTICLE VIII INDEMNIFICATION    76
Section 8.01    Survival    76
Section 8.02    Indemnification By Seller    76
Section 8.03    Indemnification By Buyer and the Operator    76
Section 8.04    Certain Limitations    77
Section 8.05    Indemnification Procedures    79
Section 8.06    Payments; Indemnification Escrow Fund    80
Section 8.07    Tax Treatment of Indemnification Payments    81
Section 8.08    Exclusive Remedies    81
Section 8.09    Indemnity Escrow Release    81
Section 8.10    Post-Closing Fundamental Transaction Escrow    82
ARTICLE IX TERMINATION; CASUALTY & CONDEMNATION    83
Section 9.01    Termination    83
Section 9.02    Effect of Termination    84
Section 9.03    Material Casualty and Condemnation Rights    84
ARTICLE X MISCELLANEOUS    85
Section 10.01    Expenses; Title Insurance Policies    85
Section 10.02    Notices    85
Section 10.03    Interpretation    86
Section 10.04    Headings    86
Section 10.05    Severability    86
Section 10.06    Entire Agreement    86
Section 10.07    Successors and Assigns    87
Section 10.08    No Third-Party Beneficiaries    87
Section 10.09    Amendment and Modification; Waiver    87
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    87
Section 10.11    Specific Performance    88

Section 10.12    Counterparts    88
Section 10.13    Releases    88
Section 10.14    Nonassertion of Attorney-Client Privilege    90
Section 10.15    Obligations of Seller    91

Exhibits
Exhibit A    Form of Deed
Exhibit B    [Reserved]
Exhibit C    Form of Transition Services Agreement
Exhibit D    Form of Assignment and Assumption Agreement of Assumed CBAs Exhibit E    Form of Assignment Agreement
Exhibit F    Form of Owner’s, Non-Imputation and Broker’s Lien Affidavits

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EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this “Agreement”), dated as of March 5, 2026, is entered into between SIX FLAGS ENTERTAINMENT CORPORATION, a Delaware corporation (“Seller”), EPR PROPERTIES, a Maryland real estate investment trust (“Buyer”), and EP OPCO WOFR, LLC, a Delaware limited liability company (the “Operator”).
RECITALS
WHEREAS, Seller directly and through certain of its subsidiaries operates theme parks, water parks, RV parks and campgrounds, lodging facilities and related facilities including (i) Worlds of Fun, located in Kansas City, Missouri, (ii) Michigan’s Adventure, located in Muskegon, Michigan, (iii) Valleyfair, located in Shakopee, Minnesota, (iv) Six Flags Great Escape, located in Queensbury, New York,
(v) Schlitterbahn Waterpark Galveston, located in Galveston, Texas, and (vi) Six Flags St. Louis, located in Eureka, Missouri (each of clauses (i) through (vi), a “Park” and the operation of the Parks, collectively, the “Business”); and
WHEREAS, Seller wishes to sell and assign, directly and through certain of its subsidiaries, to Buyer and the Operator, and Buyer and the Operator wish to purchase and assume from Seller directly and through certain of its subsidiaries, the assets and liabilities of the Business, including the Purchased Entities Equity (as defined herein), provided for herein, subject to the terms and conditions set forth herein (the “Acquisition”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
The following terms have the meanings specified or referred to in this Article I: “2026 Season Budget” has the meaning has the meaning set forth in Section 6.25(c). “2026 Season Opening” has the meaning set forth in Section 6.25(a)
“2026 Season Operations” has the meaning set forth in Section 6.25(b). “Accounts Receivable” has the meaning set forth in Section 2.01(a). “Acquisition” has the meaning set forth in the recitals.
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control”

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(including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement and the Ancillary Documents, (a) Seller and its Affiliates shall be deemed not to be Affiliates, from and after the Closing (but shall be Affiliates with respect to periods prior to the Closing), of the Business or the Transferred Entities, (b) Buyer shall be deemed to be an Affiliate of each Transferred Property Entity with respect to periods from and after the Closing and (c) the Operator shall be deemed to be an Affiliate of each Transferred Entity (other than a Transferred Property Entity) with respect to periods from and after the Closing.
“Agreement” has the meaning set forth in the preamble. “Allocation Schedule” has the meaning set forth in Section 2.07.
“Ancillary Documents” means the Escrow Agreement, the Deeds, the Assignment and Assumption of Lease, the Transition Services Agreement, the Assignment Agreements, the Assignment and Assumption Agreement of Assumed CBAs and the other agreements, instruments and documents required to be delivered at the Closing.
“Asset Allocation” has the meaning set forth in Section 2.07.
“Asset Allocation Schedule” has the meaning set forth in Section 2.07.
“Assignment and Assumption Agreement of Assumed CBAs” has the meaning set forth in Section 6.05(b).
“Assignment and Assumption of Lease” has the meaning set forth in Section 6.26(e). “Assumed AP” has the meaning set forth in Section 2.03(b).
“Assumed CBAs” has the meaning set forth in Section 6.05(b). “Assumed Liabilities” has the meaning set forth in Section 2.03. “Balance Sheet” has the meaning set forth in Section 4.04. “Basket” has the meaning set forth in Section 8.04(b).
“Benefit Plan” has the meaning set forth in Section 4.17(a). “Books and Records” has the meaning set forth in Section 2.01(j). “Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Kansas City, Missouri or Charlotte, North Carolina are authorized or required by Law to be closed for business.
“Business Employee” means each employee or independent contractor who performs services exclusively with respect to the Business.

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“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) primarily owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.
“Business Relation” has the meaning set forth in Section 6.18. “Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e). “Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer Prepared Tax Returns” has the meaning set forth in Section 6.14(c).
“Buyer Prorated Amounts” has the meaning set forth in the definition of “Prorated Amount”. “Buyer Released Person” has the meaning set forth in Section 10.13(a).
“Buyer Releasing Person” has the meaning set forth in Section 10.13(a). “Cap” has the meaning set forth in Section 8.04(b).
“CapEx Credit” shall have the meaning set forth in Section 2.11. “CapEx Project” shall have the meaning set forth in Section 2.11.
“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks, draws, ACH debits, and wires outstanding as of the time of determination, but including uncleared deposits as of the time of determination only to the extent that such deposits are ultimately cleared, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and (d) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.
“Casualty” means destruction or damage to any part of the Purchased Assets by fire, wind, flood, weather event, contamination, earthquake, or other casualty, whether or not insured.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01. “Closing Date” has the meaning set forth in Section 3.01.
“Closing Date Cash” means all Cash and Cash Equivalents in the account or the name of any Transferred Entity as of 12:01 a.m. on the Closing Date.

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“Closing Date Payment” has the meaning set forth in Section 2.06(a)(i). “Closing Statement” has the meaning set forth in Section 2.06(b)(i).
“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of 12:01 a.m. on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Condemnation” means the filing of any action or written threat of any action for the condemnation or taking, or conveyance in lieu thereof, of any part of the Purchased Assets by eminent domain or similar authority by any Governmental Authority or other Person with such authority.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure and Confidentiality Agreement, effective as of October 31, 2024, by and between Seller and Buyer, as amended by that certain Joinder to Mutual Non-Disclosure and Confidentiality Agreement, dated as of October 16, 2025, that certain amendment dated February 24, 2026 among Seller, Buyer and JFH Consulting, LLC and that certain amendment dated March 5, 2026 among Seller, Buyer and JFH Consulting, LLC.
“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and other agreements, in each case other than a Permit.
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“Credit Agreement” means the Credit Agreement dated as of May 1, 2024, among Seller, Millenium Operations LLC, Canada’s Wonderland Company, the other subsidiary borrowers from time to time party thereto, the guarantors party thereto from time to time, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as amended, modified, supplemented or waived to the date of this Agreement.
“Credit Payment” means the sum of (a) the aggregate amount of cash received by Seller or any of its subsidiaries prior to the Closing Date (in each case, to the extent not refunded prior to the Closing Date) in respect of (i) deposits for lodging and campground stays for dates following the Closing Date, (ii) season passes for any Park and (iii) other prepaid deposits, payments or other unearned income in respect of services to be rendered or merchandise, food, beverage or other property to be provided by any Park, in each case after Closing; provided that, to the extent any such cash received was received in respect of stays, Park entrances or other services or provisions made prior to Closing, then only the ratable portion of such cash in respect of performance following Closing shall be taken into account for purposes of this definition plus (b) $1,700,000, minus (c) Processing Fees. For purposes of this definition, “Processing Fees” is calculated in accordance with the methodology set forth on Section 2.06(b) of the Seller Disclosure Schedules.
“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(a)(ii) of the Seller Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.
“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a)(ii) of the Seller Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

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“Current Representation” has the meaning set forth in Section 10.14(a). “Data Room” has the meaning set forth in Section 5.07(a).
“Deed” has the meaning set forth in Section 6.26(d).
“Designated Person” has the meaning set forth in Section 10.14(a). “Direct Claim” has the meaning set forth in Section 8.05(c). “Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii). “Dollars” or “$” means the lawful currency of the United States. “Drop Dead Date” has the meaning set forth in Section 9.01(b).
“Emergency” means any sudden, unexpected, force majeure or abnormal event which causes, or is reasonably expected to cause, imminent and substantial physical damage to or the imminent endangerment of the safety of any substantial property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether real or reasonably perceived, and whether caused by war (whether declared or undeclared), acts of terrorism (including cyber-terrorism), weather events, pandemics, epidemics or disease outbreaks, strikes, work-stoppages, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, political or social conditions, civil unrest, protests, public demonstrations, and any escalation or worsening thereof, as well as acts of or the response of any Governmental Authority in response thereto (including directives, guidelines or pronouncements).
“Employment Terms” has the meaning set forth in Section 6.05(a).
“Encumbrance” means any charge, pledge, lien, mortgage, security interest, easement, encroachment, option, right of way, right of first refusal or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.
“Enforceability Exceptions” has the meaning set forth in Section 4.02. “Entity Allocation Schedule” has the meaning set forth in Section 2.07.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety as related to exposure to Hazardous Materials, or the environment (including ambient or indoor air, soil, wetlands,

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surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, use, containment, storage, recycling, treatment, generation, discharge, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; and the Oil Pollution Act of 1990, as amended, 33 U.S.C.
§§ 2701 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means U.S. Bank National Association, acting in its capacity as escrow agent under this Agreement and the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer or its assignee(s), Seller and the Escrow Agent at the Closing.
“Estimated Closing Date Cash” has the meaning set forth in Section 2.06(a)(ii). “Estimated Closing Statement” has the meaning set forth in Section 2.06(a)(ii). “Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(ii).
“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(ii). “Estimated Credit Payment” has the meaning set forth in Section 2.06(a)(ii).
“Estimated Prorated Amount” has the meaning set forth in Section 2.06(a)(ii). “Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).

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“Excluded Intellectual Property” has the meaning set forth in Section 2.02(d). “Excluded Liabilities” has the meaning set forth in Section 2.04.
“Financial Statements” has the meaning set forth in Section 4.04. “FIRPTA Certificate” has the meaning set forth in Section 7.02(i).
“Fraud” means, with respect to the making of any representation and warranty set forth in this Agreement, fraud (within the meaning of Delaware common law) of the Person making such representation and warranty, which, for the avoidance of doubt, shall not include constructive or negligent fraud or similar theories.
“Fundamental Transaction Escrow Account” has the meaning set forth in Section 8.09(a). “Fundamental Transaction Escrow Amount” has the meaning set forth in Section 8.09(a). “Fundamental Transaction Escrow Release Date” has the meaning set forth in Section 8.09(b).
“Fundamental Transaction Pending Claim” has the meaning set forth in the definition of Fundamental Transaction Pending Claims Amount.
“Fundamental Transaction Pending Claims Amount” means the difference between (i) the funds then remaining in the Fundamental Transaction Escrow Account on the Fundamental Transaction Release Date minus (ii) the aggregate maximum amount of any unresolved claims for indemnification made by a Buyer Indemnitee prior to the Fundamental Transaction Release Date under this Agreement (a “Fundamental Transaction Pending Claim”).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Galveston Park” means Schlitterbahn Waterpark Galveston, located in Galveston, Texas. “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS).
“Indemnification Escrow Amount” means an amount equal to ten percent (10.0%) of the Purchase Price.
“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(c)(iii).

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“Indemnified Agent Claims” has the meaning set forth in Section 6.24. “Indemnified Party” has the meaning set forth in Section 8.05. “Indemnifying Party” has the meaning set forth in Section 8.05.
“Indentures” means, collectively, (i) that certain Indenture, dated as of June 27, 2019, by and among Seller (as successor to Cedar Fair L.P. (“Cedar Fair”), Canada’s Wonderland Company (“Cedar Canada”), Magnum Management Corporation (“Magnum”) and Millennium Operations LLC (“Millennium”), as co-issuers, the guarantors party thereto and The Bank of New York Mellon (“BNYM”), as trustee; (ii) that certain Indenture, dated as of October 7, 2020, by and among the Seller (as successor to Cedar Fair), Cedar Canada, Magnum and Millennium, as co-issuers, the guarantors party thereto and BNYM, as trustee; (iii) that certain Indenture, dated as of May 3, 2023, by and among Seller, the guarantors party thereto and U.S. Bank Trust Company, National Association (“U.S. Bank”), as trustee; (iv) that certain Indenture, dated as of May 2, 2024 by and among Seller and Six Flags Theme Parks Inc. (“SFTP”), as co-issuers, the guarantors party thereto and U.S. Bank, as trustee and notes collateral agent; and (v) that certain Indenture, dated as of January 14, 2026 by and among Seller, Cedar Canada and Millennium, as co-issuers, the guarantors party thereto and U.S. Bank, as trustee.
“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).
“Intercompany Agreements” means all Contracts in effect as of the entry into this Agreement that are solely between or among Seller or its subsidiaries (other than the Transferred Entities) on the one hand, and any of the Transferred Entities, on the other hand, with respect to the conduct of the Business, other than the organizational documents of the Transferred Entities.
“Insurance Policies” has the meaning set forth in Section 4.12.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including industrial design registrations, certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto (excluding Personal Information), whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual property and proprietary rights.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name

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registration agreements, terms of service and other Contracts, whether written or oral, relating to Intellectual Property that are primarily used or held for use in the conduct of the Business as currently conducted to which Seller or one of its subsidiaries is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or one of its subsidiaries and primarily used or held for use in the conduct of the Business as currently conducted.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.04. “Interim Balance Sheet Date” has the meaning set forth in Section 4.04. “Interim Financial Statements” has the meaning set forth in Section 4.04. “Inventory” has the meaning set forth in Section 2.01(b).
“Knowledge” means the Knowledge of the Buyer, Knowledge of the Operator or Knowledge of the Seller, as applicable.
“Knowledge of the Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of Brent Templeton.
“Knowledge of the Operator or the Operator’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of James Harhi and Francine Gonzales.
“Knowledge of the Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of Tim Fisher, Brian Witherow, David Hoffman and the Regional General Manager of each of the Parks.
“La Ronde Transaction” means the sale of Seller’s theme park and related facilities known as Six Flags La Ronde, located in Montreal, Quebec and related business assets to EPR VC Acquisition, ULC, an Affiliate of Buyer, and La Ronde Operations, Inc. pursuant to that certain Equity Purchase Agreement of even date herewith.
“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b). “Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Licensed Intellectual Property” means all Intellectual Property in which Seller or any of its subsidiaries holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is primarily used or held for use in the conduct of the Business as currently conducted.
“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any damages that are punitive, exemplary, speculative, remote or not reasonably foreseeable, except to the extent actually awarded to a third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Business or (b) the ability of Seller to consummate the transactions contemplated hereby prior to the Drop Dead Date; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes in or generally affecting the economy or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, including any changes in currency exchange rates, interest rates, monetary policy or inflation;
(ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, credit or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, terrorism, cyberattacks, cybersecurity breaches, social unrest, protests, insurrections or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP or interpretations thereof; (vii) the execution of this Agreement or the public announcement, pendency or completion of the transactions contemplated by this Agreement (including the identity of Buyer, the Operator and their respective Affiliates, the impact of the transactions contemplated hereby on the relationships, contractual or otherwise, of the Business with employees, labor unions, customers, suppliers or partners, and any Action with respect to the transactions contemplated hereby) (provided that this clause (vii) shall not apply to the representations and warranties in Section 4.03 of this Agreement to the extent such representations and warranties expressly purport to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement); (viii) any hurricane, cyclone, tornado, earthquake, flood, tsunami or other comparable events, including any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, disease outbreaks, other public health events or any worsening thereof and any quarantine or similar applicable Laws, directives, guidelines or recommendations promulgated by any Governmental Authority; (x) any failure by the Business to meet any internal or published projections, forecasts, budgets (including any 2026 Season Budget) or revenue or earnings predictions or other financial metrics for any period, including in connection with any attendance shortfalls, ride shutdowns or other routine maintenance and safety inspections (provided that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); and (xi) any changes in the share price or trading volume of Seller’s common stock or in the credit rating of Seller or any of its subsidiaries; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (vi), (viii) and (ix) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

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“Material Casualty” means any Casualty, the result of which is that any loss or damage to the Purchased Assets will not be fully repaired and restored (or such Purchased Assets replaced) by Closing, and (a) the loss or damage is of an extent that, as a result of such loss or damage, a Park is not reasonably able to (i) be open and operating in the ordinary course of business by its regularly scheduled 2026 opening date, and (ii) operate in the ordinary course of business for the 2026 season or (b) the estimated cost of all repairs, restorations and replacements from such Casualty exceeds twelve and one-half percent (12.5%) of the value allocated to the Park pursuant to Section 2.07.
“Material Condemnation” means any Condemnation, the result of which is that the loss of any Purchased Assets or any part thereof is of an extent that, as a result of such loss, a Park is not reasonably able to (a) be open and operating in the ordinary course of business by its regularly scheduled 2026 opening date, and (b) operate in the ordinary course of business for the 2026 season.
“Material Contracts” has the meaning set forth in Section 4.07(a). “Material Suppliers” has the meaning set forth in Section 4.14. “Multiemployer Plan” has the meaning set forth in Section 4.17(c). “Offered Employees” has the meaning set forth in Section 6.05(a). “Operator” has the meaning set forth in the introductory paragraph. “Operator Closing Certificate” has the meaning set forth in Section 7.03(e). “Operator Plans” has the meaning set forth in Section 6.05(f).
“Operator Released Person” has the meaning set forth in Section 10.13(b). “Operator Releasing Person” has the meaning set forth in Section 10.13(b). “Operator’s Accountants” means Baker Tilly US, LLP.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, articles of organization, certificate of formation, regulations, operating agreement, certificate of limited partnership, limited liability company agreement, company agreement or partnership agreement, shareholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Outside Claim Date” has the meaning set forth in Section 8.01.
“Overhead and Shared Services” means the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the Business and the Retained Businesses, including with respect to tax, legal, compliance and governmental affairs, information technology support, audit, accounting, treasury, insurance, business development, and intercompany financing and access to shared facilities.
“Owned Real Property” has the meaning set forth in Section 4.10(a). “Park” has the meaning set forth in the Recitals to this Agreement.

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“Park Customer” means an individual who has, within the two-year period prior to the date of this Agreement, (i) purchased a membership, season pass or a one-day or multi-day pass or ticket issued by and providing access to one or more of the Parks, or (ii) otherwise engaged in a transaction with Seller or its subsidiaries at one or more of the Parks, such as purchasing parking or a dining plan at a Park.
“Park Customer Information” means transaction history, contact data and other similar raw customer account data, including any Personal Information contained therein, in Seller’s or its subsidiaries’ possession or control as of immediately prior to the Closing regarding Parks Customers solely to the extent related to their experience at one or more of the Parks; provided that Parks Customer Information shall not include any information that constitutes an Excluded Asset or any credit card numbers, social security numbers, or other information to the extent prohibited by applicable Law.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“Pending Claim” has the meaning set forth in the definition of Pending Claims Amount. “Pending Claims Amount” means the difference between (i) the funds then remaining in the
Indemnity Escrow Account on the Indemnity Release Date minus (ii) the aggregate maximum amount of any unresolved claims for indemnification made by a Buyer Indemnitee prior to the Indemnity Release Date under this Agreement (a “Pending Claim”).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, trust, association or other entity.
“Personal Information” means information that identifies a natural person as well as any definition for “personal information,” “personal data,” or similar term provided under applicable Law.
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii). “Post-Closing Deficit” has the meaning set forth in Section 2.06(d)(i).
“Post-Closing Representation” has the meaning set forth in Section 10.14(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing and, with respect to any taxable period beginning before and ending after the Closing, the portion of such taxable period beginning after the Closing.
“Pre-Closing Litigation” has the meaning set forth in Section 6.22(a). “Pre-Closing Restructuring” has the meaning set forth in Section 6.26(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing and, with respect to any taxable period beginning before and ending after the Closing, the portion of such taxable period ending on and including the Closing.
“Pre-Closing Tax Refund” has the meaning set forth in Section 6.14(e).

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“Privileged Communications” has the meaning set forth in Section 10.14(b).
“Prorated Amount” means any amounts as of 12:01 a.m. on the Closing Date that (a) were paid by Seller or any Affiliate thereof (including any Transferred Entity) prior to the Closing Date to the extent related to periods ending after the Closing Date (“Seller Prorated Amounts”); or (b) are to be paid by Buyer, the Operator or a Transferred Entity, as applicable, after the Closing Date to the extent related to periods prior to the Closing Date (“Buyer Prorated Amounts”), in each case, with respect to real estate taxes, rent, and all utilities servicing any of the Parks, including water, sewer, telephone, electricity and gas service, and in each case of clauses (a) and (b) that are not reflected in the Estimated Closing Working Capital Statement or the final Closing Working Capital Statement.
“Purchase Price” has the meaning set forth in Section 2.05. “Purchase Price Adjustment Escrow Amount” means $2,500,000.
“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 3.02(c)(ii). “Purchased Assets” has the meaning set forth in Section 2.01.
“Purchased Entities” means, collectively, (a) Valleyfair LLC, (b) Worlds of Fun LLC, (c) Michigan’s Adventure Park LLC, (d) Galveston Waterpark LLC, (e) Six Flags St. Louis LLC, (f) Six Flags Great Escape L.P. and (g) the Transferred Property Entities.
“Purchased Entities Equity” means, collectively, 100% of the outstanding equity interests of the following entities: (a) Valleyfair LLC, (b) Worlds of Fun LLC, (c) Michigan’s Adventure Park LLC, (d) Galveston Waterpark, LLC, (e) Six Flags St. Louis LLC, (f) Six Flags Great Escape L.P., (g) the Transferred Property Entities and (h) the general partner interest of Great Escape Rides L.P.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(c).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property. “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Release Instructions” has the meaning set forth in Section 8.09(b). “Released Claims” has the meaning set forth in Section 10.13(c). “Releasing Person” has the meaning set forth in Section 10.13.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).
“Restricted Business” means the operation of any amusement parks or water parks, marinas, campgrounds, RV parks and lodging.
“Restricted Period” has the meaning set forth in Section 6.07(b).

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“Retained Businesses” means the businesses and operations of Seller and its subsidiaries (other than the Transferred Entities) other than the Business.
“Retained Contracts” has the meaning set forth in Section 2.01(c). “Review Period” has the meaning set forth in Section 2.06(c)(i).
“Section 338(h)(10) Election” has the meaning set forth in Section 6.14(i)(ii).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preamble.
“Seller Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group of which Seller or any of its subsidiaries (including the Transferred Entities) is or was a member together with Seller or any current or former Affiliate thereof on or prior to the Closing Date for Tax purposes.
“Seller Closing Certificate” has the meaning set forth in Section 7.02(h).
“Seller Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Prepared Tax Returns” has the meaning set forth in Section 6.14(c).
“Seller Prorated Amounts” has the meaning set forth in the definition of “Prorated Amount”. “Seller Released Persons” has the meaning set forth in Section 10.13(c).
“Seller Releasing Person” has the meaning set forth in Section 10.13(c). “Seller Restricted Employees” has the meaning set forth in Section 6.07(c).
“Seller Transaction Expenses” means, collectively, the following fees and expenses of Seller incurred in connection with the transactions contemplated by this Agreement to the extent such fees, costs, and expenses remain unsatisfied as of immediately prior to the Closing (a) all fees, costs, expenses and bonuses incurred or payable by Seller or any Transferred Entity to any Person in connection with the negotiation of this Agreement or the Ancillary Documents and/or the consummation of the transactions contemplated thereby or hereby, including fees, costs and expenses payable to attorneys, accountants, financial advisors, brokers, investment banks or other Representatives (excluding any fees payable under any of the Ancillary Documents by any Transferred Entity to Seller or its Affiliates), (b) all Liabilities or obligations for severance, stay bonuses, retention bonuses, transaction bonuses, change of control payments and other similar payments triggered solely as a result of the transactions contemplated by this Agreement, including any employer contributions owed to any retirement plan in respect of such amounts, and any employer portion of any employment, payroll, social security, unemployment, withholding or other Taxes payable by any Transferred Entity in connection with or as a result of the payment of such amounts included in this clause, other than Liabilities included as Current Liability in the calculation of Working Capital, (c) fifty percent (50%) of the costs and expenses of the Escrow Agent and maintaining the Escrow Accounts and (d) Seller’s portion of the cost of the Title Insurance Policies.

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“Seller’s Accountants” means Deloitte & Touche LLP.
“Settlement Statement” has the meaning set forth in Section 3.02(a)(iv). “Single Employer Plan” has the meaning set forth in Section 4.17(g). “Software” has the meaning set forth in the definition of Intellectual Property. “Sponsorship Period” has the meaning set forth in Section 6.05(h)(i). “Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).
“Straddle Period” means any Tax period that begins prior to the Closing and ends thereafter. “Subsequent Release Amount” has the meaning set forth in Section 8.09(b)(i).
“Tangible Personal Property” has the meaning set forth in Section 2.01(e). “Target Working Capital” means $2,312,669.
“Tax Claim” has the meaning set forth in Section 6.14(d)(i).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, tariffs or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means a radius of 100 miles (measured by driving distance) from the exterior property line of each Real Property.
“Third-Party Claim” has the meaning set forth in Section 8.05(a). “Third-Party Consent” has the meaning set forth in Section 6.08(b).
“Title Company” means First American Title Insurance Company, National Commercial Services, 101 S Hanley Rd #575, St. Louis, MO 63105, Attention: [ ], email: [ ].
“Title Insurance Policies” shall mean, collectively, an owner’s title insurance policy with respect to each Real Property, issued by the Title Company, written as of the Closing Date, insuring the applicable Transferred Property Entity in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall require. Such Title Insurance Policies shall insure fee simple title to each Owned Real Property and a valid leasehold interest in each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances listed on Section 4.10(a) of the Seller Disclosure Schedules.

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“Title Objection” has the meaning set forth in Section 2.10(a).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property. “Trademarks” has the meaning set forth in the definition of Intellectual Property. “Transaction Personal Information” has the meaning set forth in Section 6.17. “Transfer Taxes” has the meaning set forth in Section 6.14(a).
“Transferred Employees” has the meaning set forth in Section 6.05(a).
“Transferred Entities” means, collectively, (a) the Purchased Entities, (b) Great Escape Rides L.P., (c) Great Escape Theme Park L.P. and (d) HWP Development LLC.
“Transferred Entities Corporate Documents” has the meaning set forth in Section 2.01(k). “Transferred Entities Equity” means, collectively, 100% of the outstanding equity interests of the Transferred Entities.
“Transferred Operating Entities” means the Transferred Entities, excluding the Transferred Property Entities.
“Transferred Property Entities” means, collectively, the following entities to be formed by Seller prior to the Closing: (a) EPR Parks KC, LLC, (b) EPR Parks STL, LLC, (c) EPR Parks Shakopee, LLC, (d) EPR Parks Galveston, LLC, (e) EPR Parks Queensbury, LLC and (f) EPR Parks Muskegon, LLC.
“Transferred Property Entities Equity” means, collectively, 100% of the outstanding equity interests of the Transferred Property Entities.
“Transferred Subsidiaries Equity” means, collectively, 100% of the outstanding equity interests in (a) Great Escape Rides L.P., (b) Great Escape Theme Park L.P. and (c) HWP Development LLC.
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii). “Triggering Transaction” has the meaning set forth in Section 8.09(a). “Unaudited Financial Statements” has the meaning set forth in Section 4.04. “Union” has the meaning set forth in Section 4.18(b).
“Union Represented Employees” has the meaning set forth in Section 6.05(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Water Rights” shall mean all water, wells and bore licenses, allocations, authorities, approvals, easements and other rights, to take, transport or use water or maintain or use or construct dams, pumps, basins, pipes or other water works, whether statutory, contractual or otherwise, appurtenant to the Owned Real Property or otherwise held by Seller, and all final and pending permits, consents, authorizations,

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variances, waivers, entitlements and approvals from any Person with respect to the same, and any applications therefor.
“Willful Breach” means a breach that is a consequence of an intentional act or omission taken by a Party with the knowledge that such action or omission constitutes a material breach of this Agreement.
ARTICLE II PURCHASE AND SALE
Section 2.01 Purchase and Sale of Equity. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to (i) Buyer (or its designee), and Buyer (or its designee) shall purchase, acquire and accept from Seller, free and clear of any Encumbrances other than transfer restrictions arising under applicable securities Laws, all of Seller’s or its subsidiaries’ right, title and interest in, to and under all of the Transferred Property Entities Equity and (ii) the Operator (or its designee), and the Operator (or its designee) shall purchase, acquire and accept from Seller, free and clear of any Encumbrances other than transfer restrictions arising under applicable securities Laws, all of Seller’s or its subsidiaries’ right, title and interest in, to and under all of the Purchased Entities Equity (other than the Transferred Property Entities Equity). The parties hereto intend, and Seller agrees, that at the Closing the Purchased Entities shall collectively own, directly or indirectly, all of Seller’s or its subsidiaries’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and existing prior to the Closing (in all cases other than the Excluded Assets), free and clear of any Encumbrances (other than Permitted Encumbrances), which primarily relate to, or are primarily used or held for use in connection with, the Business as of immediately prior to the Closing (collectively, the “Purchased Assets”), including the following:
(a)all accounts or notes receivable, and any security, claim or other right related thereto, and all other Current Assets, in each case solely to the extent included in the calculation of either Closing Working Capital or the Credit Payment (“Accounts Receivable”);
(b)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, in each case, primarily related to the Business (“Inventory”);
(c)all Contracts that are set forth on Section 2.01(c) of the Seller Disclosure Schedules, in each case other than any insurance policies of any kind (the “Retained Contracts”); provided, that not less than two (2) Business Days prior to the Closing Date, Seller may add additional Contracts to Section 2.01(c) of the Seller Disclosure Schedules to the extent that each such Contract solely relates to the Business and was entered into in compliance with Section 6.01(cc);
(d)all Intellectual Property Assets;
(e)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, in each case primarily related to the Business that are at the Owned Real Property or Leased Real Property or that are set forth on Section 2.01(e) of the Seller Disclosure Schedules (the “Tangible Personal Property”);
(f)all Owned Real Property and Leased Real Property;

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(g)all Permits, including Environmental Permits, which are held by Seller or any of its subsidiaries, that are primarily related to the Business and are required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, in each case to the extent transferable under Law or Environmental Law, including those listed on Section 4.15(b) and Section 4.16(b) of the Seller Disclosure Schedules;
(h)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), in each case to the extent primarily related to the Business and, in the case of any such assets that are Current Assets, solely to the extent included in the calculation of Closing Working Capital;
(i)all of Seller’s and its subsidiaries’ rights under warranties, indemnities and all similar rights against third parties, in each case, to the extent primarily related to any Purchased Assets and, in the case of any such assets that are Current Assets, solely to the extent included in the calculation of Closing Working Capital;
(j)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, records and data (including correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, in each case (A) that are primarily related to the Business and that are in the possession or control of Seller or one of its subsidiaries on the Closing Date and not already at the Owned Real Property or Leased Real Property and (B) other than any books, records or other materials that Seller or one of its subsidiaries is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Buyer) and; provided, that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this Section 2.01(j), Seller shall be permitted to keep, subject to compliance with Section 6.06, (I) copies of such books, records or other materials to the extent (x) required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or internal record retention policies, (y) necessary to conduct the business of or related to the Excluded Assets, or (z) related to Seller’s obligations under this Agreement or any Ancillary Document or to any Excluded Assets or Excluded Liabilities and (II) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business; provided, further, that the transfer of any such books, records or other materials that are Purchased Assets pursuant to this clause (j) is subject to compliance with applicable Laws concerning privacy, data security, or data breach notification (“Books and Records”);
(k)the corporate seals, Organizational Documents, minute books, Tax Returns (including all work papers), books of account or other records having solely to do with the corporate organization of the Transferred Entities (collectively, the “Transferred Entities Corporate Documents”);
(l)Park Customer Information;
(m)the Transferred Subsidiaries Equity; and
(n)all goodwill primarily related to the Business.

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Notwithstanding anything to the contrary contained herein, the Purchased Assets shall only include Current Assets to the extent such Current Assets fall within the current asset line items shown on Section 2.06(a)(ii) of the Seller Disclosure Schedules and are included in the calculation of the Closing Working Capital.
The transfer of “right, title and interest” in any of the foregoing assets (other than as set forth in Section 2.01(d)) does not, and is not intended to, constitute or imply the transfer or assignment of any Intellectual Property Assets, and notwithstanding anything herein to the contrary, no Intellectual Property that does not fall within clause (d) of this Section 2.01, is or will be deemed to be included in any other clause of this Section 2.01.
A single asset may fall within more than one of clauses (a) through (n) in this Section 2.01; such fact does not imply that (1) such asset shall be transferred more than once or (2) any duplication of such asset is required.
After the Closing Date, Seller shall take all actions (and shall cause its subsidiaries to take such actions) reasonably requested by Buyer or the Operator, as applicable, to effect the transfer to the applicable Transferred Entity of any Purchased Asset not owned by the applicable Transferred Entity as of the Closing for no additional consideration. Any action taken pursuant to this paragraph after the Closing Date shall be deemed for purposes of calculating the Closing Working Capital pursuant to Section 2.06 to have occurred as of immediately prior to 12:01 a.m. (Eastern Time) on the Closing Date.
Section 2.02 Excluded Assets. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)all Contracts that are not Retained Contracts, including, for the avoidance of doubt, all Contracts to which Seller or any of its Affiliates is a party or a beneficiary that do not primarily relate to the Business (the “Excluded Contracts”) and all Contracts set forth on Section 2.02(a) of the Seller Disclosure Schedules;
(b)the corporate seals, Organizational Documents, minute books, stock books, Tax Returns (including all work papers), books of account or other records having to do with the corporate organization of Seller or its subsidiaries (other than the Transferred Entities Corporate Records);
(c)all Benefit Plans and assets attributable thereto (other than the Assumed CBAs);
(d)the trade names “Schlitterbahn” and “Six Flags” and any derivatives thereof, together with any Trademarks and Copyrights containing any such names or any marks or names confusingly similar thereto and all Intellectual Property associated with the foregoing, and each other Trademark, Copyright or other Intellectual Property used in the Business and listed on Section 2.02(d) of the Seller Disclosure Schedules (collectively, the “Excluded Intellectual Property”);
(e)any Personal Information that cannot be transferred under applicable Law or Seller’s or its subsidiaries’ privacy policies or notices applicable to such Personal Information;
(f)any data or information (including Personal Information) in the possession or control of Seller or its subsidiaries from or related to customers, patrons or other consumers that is not Park Customer Information;

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(g)the assets, properties and rights specifically set forth on Section 2.02(g) of the Seller Disclosure Schedules;
(h)all equity interests in Seller and each of its subsidiaries (other than the Transferred Entities);
(i)all cash and cash equivalents, all accounts or notes receivable, and any security, claim or other right related thereto, in each case other than the Accounts Receivable;
(j)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), in each case other than as primarily related to the Business and, for the avoidance of doubt, any such amounts included in the calculation of the Credit Payment;
(k)all of Seller’s and its subsidiaries’ rights under warranties, indemnities and all similar rights against third parties, in each case to the extent not primarily related to any Purchased Assets and, in the case of any such assets that are Current Assets, not included in the calculation of Closing Working Capital;
(l)all real property and leasehold interests in real property other than the Owned Real Property and the Leased Real Property;
(m)all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;
(n)all Permits, including Environmental Permits, that are not transferable under applicable Law, including Environmental Law;
(o)the rights which accrue or will accrue to Seller or any of its subsidiaries under this Agreement and the Ancillary Documents;
(p)(i) all attorney-client privilege and attorney work-product protection of Seller and its subsidiaries (including the Transferred Entities), including as a result of legal counsel representing Seller and its subsidiaries (including the Transferred Entities) in connection with the Acquisition and the other transactions contemplated by this Agreement or any of the Ancillary Documents, (ii) all documents maintained by Seller or its subsidiaries (including the Transferred Entities) in connection with the Acquisition and the other transactions contemplated by this Agreement or any of the Ancillary Documents (including all records (x) relating to the negotiation and consummation of the Acquisition and the other transactions contemplated by this Agreement or any of the Ancillary Documents (including letters of intent or bids submitted by third-parties) or
(y) prepared in connection with the potential divestiture of all or a part of the Business);
(q)(i) any and all books, records, correspondence, other documents and litigation files and the right to receive mail and communications addressed to Seller, in each case, to the extent relating to the Excluded Assets or Excluded Liabilities, (ii) copies of the Transferred Entities Corporate Documents and (iii) copies of the Parks Customer Information;
(r)any and all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, production data, quality control records and procedures, customer complaints and inquiry files,

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research and development files, records and data (including correspondence with Governmental Authorities), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to Intellectual Property and all other certificates and other documents of Seller or its subsidiaries that are not Books and Records pursuant to Section 2.01(j);
(s)any and all other assets, properties and rights of Seller and its Affiliates not specifically included in the Purchased Assets; and
(t)any and all assets transferred, assigned or otherwise disposed of by Seller or any of its subsidiaries prior to the Closing and Contracts that expire or are terminated, in each case, without violating Section 6.01.
The parties acknowledge and agree that no Transferred Entity (nor Buyer or the Operator) will acquire any direct or indirect right, title and interest in any Excluded Assets. After the Closing Date, Buyer, the Operator and the Transferred Entities shall take all actions (and shall cause their Affiliates to take all actions) reasonably requested by Seller to effect the foregoing, including the return of any Excluded Assets for no additional consideration. Any action taken pursuant to this paragraph after the Closing Date shall be deemed for purposes of calculating the Closing Working Capital pursuant to Section 2.06 to have occurred as of immediately prior to 12:01 a.m. (Eastern Time) on the Closing Date.
Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, effective at the Closing, the Transferred Entities shall have only the following Liabilities (collectively, the “Assumed Liabilities”):
(a)all Liabilities arising out of, in connection with, or related to the operation of the Business or the Purchased Assets after the Closing, including in respect of any Action (whether class, individual or otherwise in nature, in Law or in equity) arising out of or in connection with the Purchased Assets or the operation of the Business, in each case, in connection with facts, events or conditions occurring after the Closing;
(b)all accounts payable to the extent related to, arising out of or in connection with, the Business, liabilities of the type described in the definition of Credit Payment to the extent such liabilities are included in the calculation of the Credit Payment and all other Current Liabilities, in each case solely to the extent included in the calculation of Closing Working Capital or the Credit Payment (collectively, “Assumed AP”);
(c)all Liabilities in respect of the Retained Contracts; provided, however, this Section 2.03(c) does not affect Seller’s obligations under Section 2.04(l);
(d)all Liabilities for (i) Taxes relating to the Business or the Purchased Assets with respect to the ownership, operation, or use of the Business, the Transferred Entities, or the Purchased Assets, in each case, relating to any Post-Closing Tax Period, and (ii) the portion of Transfer Taxes that are the responsibility of Buyer pursuant to Section 6.14;
(e)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, events or conditions occurring after the Closing and related to the Business, the Purchased Assets or the Transferred Entities; and
(f)all other Liabilities identified in Section 2.03(f) of the Seller Disclosure Schedules.

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The fact that a Liability may be excluded under one clause does not imply that it is not intended be included under another. Notwithstanding the foregoing, it is understood and agreed that matters relating to Casualties, Condemnations, Material Casualties, Material Condemnations and Title Objections are addressed in Section 2.10 and Section 9.03 and this Section 2.03 is not intended to, and shall not, supersede those provisions with respect to such matters. As a result, any Liabilities associated with such Casualties, Condemnations, Material Casualties, Material Condemnations and Title Objections that are not required to be satisfied by Buyer pursuant to Section 9.03 or not required to be satisfied prior to the Closing pursuant to Section 2.10, as applicable, shall be deemed to be Assumed Liabilities.
Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, as of the Closing, neither Buyer, the Operator nor any Transferred Entity shall assume or be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates (including the Transferred Entities for periods prior to the Closing) of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
(a)any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(b)all Liabilities for (i) Taxes imposed on or payable by Seller (or any stockholder or Affiliate of Seller), the Transferred Entities (including any Tax Liabilities imposed under Treasury Regulations Section 1.1502-6 or any corresponding provision of state or local law) or the Purchased Assets, in each case, for any Pre-Closing Tax Period or (ii) Taxes on Seller or any Transferred Entity that arise out of the consummation of the transactions contemplated hereby or the portion of Transfer Taxes that, in each case, are the responsibility of Seller pursuant to Section 6.14;
(c)all Liabilities relating to or arising out of the Excluded Assets, including the Excluded Contracts;
(d)all Liabilities in respect of any Action (i) arising out of, relating to or otherwise, in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation prior to the Closing or (ii) to which any Transferred Entity is a party to the extent arising out of or relating to facts, events or conditions existing on or prior to the Closing;
(e)any Liabilities of Seller or any Transferred Entity arising under or in connection with any Benefit Plan (other than the Assumed CBAs) providing benefits to any present or former employee of Seller or any current or former Business Employee with respect to periods prior to the Closing, other than Liabilities included as a Current Liability in the calculation of Closing Working Capital;
(f)any Liabilities of Seller or its subsidiaries (including the Transferred Entities) for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller or its subsidiaries (including the Transferred Entities), including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, in each case, with respect to periods prior to the Closing, other than any Liability included as a Current Liability in the calculation of Closing Working Capital;

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(g)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, events or conditions existing on or prior to the Closing and related to the Business, the Purchased Assets or the Transferred Entities;
(h)any accounts payable that are not Assumed AP;
(i)any Liabilities associated with debt, loans or credit facilities of Seller or its subsidiaries owing to financial institutions;
(j)any Liabilities, if any, to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or its subsidiaries (including the Transferred Entities) (including with respect to any breach of fiduciary obligations by same) with respect to events, facts or conditions occurring prior to the Closing;
(k)any Liabilities in respect of Seller Transaction Expenses;
(l)any Liabilities in respect of the Retained Contracts, but only to the extent that such Liabilities thereunder relate to any failure to perform, improper performance or other breach, deault or violation by Seller or its subsidiaries prior to the Closing; and
(m)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its subsidiaries to comply with any Law or Governmental Order.
Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Three Hundred Eighteen Million Eight Hundred Eighty-Five Thousand and No/100 Dollars ($318,885,000.00), subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 3.02.
Section 2.06    Purchase Price Adjustment.
(a)Closing Adjustment.
(i)At the Closing, the Purchase Price shall be, without duplication, (1) either
(A) increased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.06(a)(ii)) is greater than the Target Working Capital, or (B) decreased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.06(a)(ii)) is less than the Target Working Capital, (2) decreased by the amount of the Credit Payment, (3) increased by the amount, if any, of the Seller Prorated Amounts, (4) decreased by the amount, if any, of the Buyer Prorated Amounts, (5) increased by the amount, if any, of Closing Date Cash and
(6) decreased by the amount, if any, of the CapEx Credit (the “Closing Date Payment”).
(ii)At least five (5) Business Days before the Closing, Seller shall prepare and deliver to the Operator a statement setting forth its good faith estimate of (A) Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall be substantially in the form of Section 2.06(a)(ii) of the Seller Disclosure Schedules (the “Estimated Closing Working Capital Statement”), (B) the Prorated Amount (the “Estimated Prorated Amount”), including the Buyer Prorated Amounts and the Seller Prorated Amounts, (C) the Credit Payment (the “Estimated Credit Payment”) and (D) the Closing Date Cash (the “Estimated Closing Date Cash”), and such statement, together, with the Estimated Closing Working Capital Statement, the “Estimated Closing

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Statement”), and a certificate of the Chief Financial Officer of Seller certifying that the Estimated Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, subject to the modifications and limitations set forth on Section 2.06(a)(ii) of the Seller Disclosure Schedules.
(b)Post-Closing Adjustment.
(i)Within sixty (60) days after the Closing Date, the Operator shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, the Prorated Amount, the Credit Payment, and the Closing Date Cash which statement shall be allocated by Park and be substantially in the form of Section 2.06(a)(ii) of the Seller Disclosure Schedules with respect to the calculation of Closing Working Capital (the “Closing Statement”), and a certificate of the Manager of the Operator certifying that the Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, subject to the modifications and limitations set forth on Section 2.06(a)(ii) of the Seller Disclosure Schedules. The Closing Statement shall not include any changes in assets or liabilities as a result of purchase accounting adjustments, changes arising from or resulting as a consequence of the transactions contemplated hereby or changes due to events occurring or arising following the Closing. If the Operator fails to timely deliver the Closing Statement, the Estimated Closing Statement shall be deemed the final Closing Statement and shall be binding on the Operator, Buyer and Seller.
(ii)The “Post-Closing Adjustment” shall be an amount (which may be a positive or negative number) equal to (x) the sum of the Closing Working Capital, Prorated Amount, the Credit Payment and the Closing Date Cash (as finally determined in accordance with Section 2.06(c)) minus (y) the sum of the Estimated Closing Working Capital, the Estimated Prorated Amount, the Estimated Credit Payment and the Estimated Closing Date Cash (each as reflected on the Estimated Closing Statement).
(c)Examination and Review.
(i)Examination. After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of the Operator, the personnel of, and work papers prepared by, the Operator and/or the Operator Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the Operator’s possession) relating to the Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Operator.
(ii)Objection. Any time prior to 11:59 p.m. on the last day of the Review Period, Seller may object to the Closing Statement by delivering to the Operator a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of

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Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, the Operator and Seller shall negotiate in good faith to resolve such objections within thirty
(30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by both the Operator and Seller, shall be final and binding. The Operator and Seller each acknowledge and agree that all discussions related to the Statement of Objections are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state statute.
(iii)Resolution of Disputes. If Seller and the Operator fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Kroll Inc. or, if Kroll Inc. is unable to serve, the Operator and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants, Buyer’s Accountants or the Operator’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve, in accordance with the guidelines and procedures set forth in this Agreement, the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountant’s determination of the Disputed Amount shall be based solely on written presentations submitted by the Operator and Seller which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review) and any discussions between the Independent Accountant and a party may only occur in the presence (including by telephone or video conference) of the other party.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and the Operator, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or the Operator, respectively, bears to the aggregate amount actually contested by Seller and the Operator. For example, if the Operator claims the Closing Working Capital is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by the Operator, and if the Independent Accountant ultimately resolves the dispute by awarding the Operator three hundred dollars ($300) of the five hundred dollars ($500) contested, then the fees, costs and expenses of the Independent Accountant will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to the Operator. Prior to the Independent Accountant’s determination of the items under dispute on the Closing Statement, (i) the Operator, on the one hand, and Seller, on the other hand, shall retain the Independent Accountant and each pay fifty percent (50%) of any retainer paid to the Independent Accountant, and (ii) during the engagement of the Independent Accountant,

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the Independent Accountant will bill fifty percent (50%) of the total charges to each of the Operator, on the one hand, and Seller, on the other hand.
(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, and shall not be, absent manifest error, subject to appeal or further review.
(d)Payments of Post-Closing Adjustment.
(i)If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Post-Closing Deficit”), Seller and the Operator shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) first to the Operator, an amount equal to the Post-Closing Deficit, and (B) then to Seller, any amounts remaining in the Purchase Price Adjustment Escrow Fund. If the Post-Closing Deficit is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Seller and the Operator shall jointly instruct the Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to the Operator the amount by which the Post-Closing Deficit exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Indemnification Escrow Fund).
(ii)If the Post-Closing Adjustment is a positive number, within five (5) Business Days after the final determination of the Post-Closing Adjustment, (A) the Operator shall disburse by wire transfer of immediately available funds to Seller the amount of the Post-Closing Adjustment, and (B) Seller and the Operator shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to Seller the Purchase Price Adjustment Escrow Fund.
(e)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07 Allocation of Purchase Price. Seller, Buyer and the Operator agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Entities in accordance with the Entity Allocation Schedule (the “Entity Allocation Schedule”) as set forth on Section 2.07(a) of the Seller Disclosure Schedule. Seller, Buyer and the Operator agree that the Purchase Price allocated to each Purchased Entity under the Entity Allocation Schedule shall be further allocated among the assets of the respective Purchased Entities in a manner consistent with Section 338 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as applicable, and the principles as set forth on Section 2.07(b) of the Seller Disclosure Schedule (such allocation, the “Asset Allocation”). A draft of the Asset Allocation (the “Asset Allocation Schedule”) shall be prepared by Buyer and delivered to Seller at least fifteen (15) days prior to the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Asset Allocation Schedule, Seller, Buyer and the Operator shall negotiate in good faith to resolve such dispute. If Buyer, the Operator and Seller have agreed on the Asset Allocation before the Closing Date, then Buyer, the Operator and Seller shall (and shall cause their respective Affiliates to) file all Tax Returns and information reports in a manner

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consistent with the Asset Allocation Schedule, and any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Asset Allocation Schedule. If Buyer, the Operator and the Seller are unable to resolve any such dispute with respect to the Asset Allocation Schedule within thirty (30) days following the Closing, such dispute shall be resolved by the Independent Accountant. The Independent Accountant’s determination shall be conclusive and binding upon the parties hereto, and shall not be, absent manifest error, subject to appeal or further review. The fees and expenses of such Independent Accountant shall be borne by equally by Seller, Buyer, and the Operator. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Entity Allocation Schedule and the Asset Allocation Schedule, respectively.
Section 2.08 Withholding Tax. The parties hereto agree, if Seller or its Affiliates, as applicable, fail to provide the documentation required by Section 7.02(i), Buyer and the Operator, as applicable, shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer or the Operator may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered by the Buyer or the Operator, as applicable, to Seller hereunder. At least five (5) Business Days prior to the date on which Buyer or the Operator is required to make a payment to Seller, Buyer, or the Operator, as applicable, shall advise Seller in writing of the amount, if any, of Taxes Buyer or the Operator, as applicable, believes it is required to withhold, the nature of such Taxes, and the basis for Buyer’s or the Operator’s belief that withholding is required. Buyer and the Operator shall cooperate with Seller to reduce or eliminate any such deduction or withholding.
Section 2.09 Third-Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to a Purchased Entity without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. In addition, so long as each of the conditions to the Closing specified in Article VII are satisfied or waived, the Closing shall take place and for the period from the Closing until December 1, 2026, each of Seller, on the one hand, and Buyer or the Operator, as applicable, on the other hand, shall use commercially reasonable efforts to obtain all necessary consents to the assignment of any such Contract or Permit or, entry into any replacement thereof; provided, further none of Seller (or any of its Affiliates), Buyer or the Operator (or any of their respective Affiliates) shall be required to (a) expend any money, (b) commence any Action, (c) offer or grant any accommodation (financial or otherwise) to any Person or (d) amend or assign, either whole or in part, any Contract that cannot be amended or assigned by its terms without obtaining one or more consents. In addition, if any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair a Purchased Entity’s rights in respect of the Purchased Asset in question in such a manner that the applicable Purchased Entity would not acquire the benefit of all such rights, for a period of five (5) months following the Closing, (a) Seller, on the one hand, and Buyer or the Operator, as applicable, on the other hand, shall cooperate with each other and use their commercially reasonable efforts to establish lawful arrangements under which the applicable Purchased Entity would be placed in the same position and obtain the applicable economic rights and benefits under such Purchased Asset and (b) the applicable Purchased Entity shall assume any related burden and obligation (including performance) with respect to such Purchased Asset; provided, that in each case, neither Seller (or any of its Affiliates) shall be required to expend any out-of-pocket expenses. Notwithstanding any provision in this Section 2.09 to the contrary, neither Buyer nor the Operator shall be deemed to have waived its rights under Section 7.02(c) hereof unless and until Buyer or the Operator, as applicable, either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
Section 2.10 Real Property Diligence. Seller shall use its reasonable best efforts to perform the requirements and cure the title objections set forth on Section 2.10 of the Seller Disclosure Schedules to satisfy the Title Company’s requirements for issuance of the Title Insurance Policies to Buyer at Closing.

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Buyer shall also have fifteen (15) days following the execution of this Agreement to notify Seller, in writing, of any newly discovered objections to title of any Real Property that Buyer reasonably believes will have a material adverse effect on the Park operated on such Real Property. Any title matter to which Buyer does not so object by such time shall be deemed a Permitted Encumbrance, but notwithstanding anything to the contrary herein, any such title matter so timely objected to by Buyer shall not be deemed a Permitted Encumbrance unless such objection is expressly waived by Buyer in writing.
(a)With respect to the objections listed on Section 2.10 of the Seller Disclosure Schedules or in the event Buyer shall so timely notify Seller of any new objection(s) to title in accordance with the requirements of this Section 2.10, Seller shall have the right, but not the obligation, at Seller’s sole cost and expense, to cure such objection(s) prior to Closing and Seller shall, within five (5) Business Days after receipt of Buyer’s timely notice of objection(s), notify Buyer in writing whether Seller elects to attempt to cure such objection(s) (any such objection that Seller elects to cure, a “Title Objection”).
(b)If Seller elects not to cure any objection(s) specified in Section 2.10 of the Seller Disclosure Schedules or Buyer’s notice, or if Seller fails to cure any Title Objections prior to Closing to the reasonable satisfaction of Buyer, Buyer shall have the following options: (i) to accept a conveyance of such Real Property and the other Purchased Assets related to the Business operated at such Real Property, subject to the Permitted Encumbrances, specifically including any matter objected to by Buyer which Seller has elected not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Encumbrance), without reduction of the Purchase Price, or (ii) to terminate this Agreement solely with respect to such Real Property, and the other Purchased Assets related to the Business operated at such Real Property, by sending written notice thereof to Seller within five (5) Business Days of Buyer’s receipt of Seller’s notice, and upon delivery of such notice of termination, this Agreement shall terminate solely with respect to such Real Property and other related Purchased Assets and the Purchase Price shall be reduced by the amount set forth on the Entity Allocation Schedule for such Real Property and the other related Purchased Assets.
Section 2.11 Capital Expenditure Program. Buyer and Seller have identified certain capital expenditure projects listed on Section 2.11 of the Seller Disclosure Schedules (each, a “CapEx Project”). The Closing Date Payment shall be reduced by an amount equal to $10,500,000 less the aggregate amounts for which Seller has provided evidence of payment to Buyer and the Operator prior to the Closing in connection with any CapEx Project (such amount, the “CapEx Credit”).
ARTICLE III CLOSING
Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely through escrow at the Title Company by electronic exchange of documents and signatures on the third (3rd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (to the extent permitted by applicable Law) (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the ability of such conditions to be satisfied if the Closing were held at such time), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
Section 3.02    Closing Deliverables.

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(a)At the Closing, Seller shall deliver or cause to be delivered to Buyer and the Operator the following:
(i)the Escrow Agreement duly executed by Seller;
(ii)copies of duly executed documentation (in form and substance reasonably acceptable to Buyer and the Operator) evidencing the release of (A) the Transferred Entities from their obligations and Liabilities under the Credit Agreement and the Indentures and
(B) the Encumbrances on the Transferred Entities Equity and the assets of the Transferred Entities securing the obligations under the Credit Agreement and the Indentures, in each case of clauses (A) and (B), effective upon Closing;
(iii)evidence that the Pre-Closing Restructuring has been consummated;
(iv)an executed counterpart of the settlement statement prepared by the Title Company establishing prorated costs, escrows, credits, fees and other customary settlement charges in accordance with this Agreement (the “Settlement Statement”);
(v)all transfer tax, documentary stamp tax, certificate of value and similar forms required from Seller (or a subsidiary thereof) as part of the recordation of each Deed or Assignment and Assumption of Lease, as applicable, and transfer of the Real Property in the applicable jurisdiction;
(vi)any documents reasonably required to cure any Title Objections;
(vii)the Transition Services Agreement substantially in the form attached hereto as Exhibit C the “Transition Services Agreement”) duly executed by Seller;
(viii)the Assignment and Assumption Agreement of Assumed CBAs, duly executed by Seller;
(ix)the Seller Closing Certificate;
(x)the IRS Form W-9 or FIRPTA Certificate required by Section 7.02(i);
(xi)the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(h); and
(xii)to the Operator, to the extent the Purchased Entities Equity (excluding the Transferred Property Entities Equity) are certificated, stock or other equity interest certificates representing all of the outstanding shares of capital stock or other equity interests of the Purchased Entities (excluding the Transferred Property Entities), duly endorsed in blank or duly executed in proper form for transfer, and if such Purchased Entities Equity (excluding the Transferred Property Entities Equity) are not in certificated form, other evidence of assignment in substantially the form attached hereto as Exhibit E, in each case, in compliance with applicable Law and the applicable organizational documents; and
(xiii)to Buyer, to the extent the Transferred Property Entities Equity are certificated, stock or other equity interest certificates representing all of the outstanding shares of capital stock or other equity interests of the Transferred Property Entities, duly

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endorsed in blank or duly executed in proper form for transfer, and if such Transferred Property Entities Equity are not in certificated form, other evidence of assignment in substantially the form attached hereto as Exhibit E, in each case, in compliance with applicable Law and the applicable organizational documents.
(b)At the Closing, Buyer or the Operator, as applicable, shall deliver or cause to be delivered to Seller the following:
(i)the Escrow Agreement duly executed by Buyer and the Operator;
(ii)the Transition Services Agreement duly executed by the Operator and
Buyer;
(iii)the Buyer Closing Certificate and the Operator Closing Certificate;
(iv)all transfer tax, documentary stamp tax, certificate of value and similar forms required from Buyer as part of the recordation of each Deed or Assignment and Assumption of Lease, as applicable, and transfer of the Real Property in the applicable jurisdiction;
(v)a counterpart of the Settlement Statement executed by each of Buyer and the Operator;
(vi)the Assignment and Assumption Agreement of Assumed CBAs, duly executed by the Operator; and
(vii)the certificates of the Secretary or Assistant Secretary of Buyer and the Operator required by Section 7.03(f).
(c)At least one (1) Business Day prior to the Closing, Buyer and the Operator shall deliver to the Title Company the Closing Date Payment plus, without duplication, any additional amounts required to be paid by Buyer pursuant to the Settlement Statement and 50% of the costs and expenses of the Escrow Agent, which the Title Company shall disburse on (including Buyer’s portion of the costs to obtain the Title Insurance Policies and Transfer Taxes with respect to the Owned Real Property) the Closing Date as follows:
(i)to the Seller (or its designee), the Closing Date Payment less (x) the Purchase Price Adjustment Escrow Amount, (y) the Indemnification Escrow Amount and
(z) any other amounts to be borne by Seller pursuant to the Settlement Statement (including Seller’s portion of the costs to obtain the Title Insurance Policies and Transfer Taxes with respect to the Owned Real Property) and 50% of the costs and expenses of the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;
(ii)to the Escrow Agent, the costs and expenses of the Escrow Agent to maintain the Indemnity Escrow Fund and the Purchase Price Escrow Fund (which shall be retained by the Escrow Agent) by wire transfer of immediately available funds to accounts designated by the Escrow Agent;
(iii)to the Escrow Agent, the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any

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disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 2.06(d); and
(iv)to the Escrow Agent, the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VIII and the obligations of Seller in Section 2.06(d).
(d)At the Closing, Buyer shall deliver to the Escrow Agent a fully executed copy of the Escrow Agreement.
(e)Buyer, the Operator and Seller acknowledge and agree that (i) each Purchased Entity may be owned by separate subsidiaries of Seller and each such subsidiary will execute appropriate copies of the documents listed in Section 3.02(a) to effectuate the transfer of the Purchased Entities owned by such subsidiary. Buyer and the Operator may designate one or more of its respective subsidiaries to acquire one or more of the Transferred Entities Equity to be acquired by it at Closing. No such designation shall relieve Buyer or the Operator, as applicable, of any of its respective obligations hereunder.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as follows:
Section 4.01    Organization and Qualification of Seller and Its Subsidiaries.
(a)Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.
(b)Each subsidiary of Seller, including each Transferred Entity, that owns any of the Purchased Assets is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation, as applicable, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.
(c)Seller (or its applicable subsidiary) and each Transferred Entity (to the extent in existence) is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)True, correct and complete copies of the Organizational Documents of each Transferred Entity (in each case, which are in effect as of the date of this Agreement), have been

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made available to Buyer and the Operator. No Transferred Entity is in violation of any such Organizational Documents.
Section 4.02 Authority of Seller. Seller, and each subsidiary of Seller, including each Transferred Entity, that owns any of the Purchased Assets, has full power and authority to enter into this Agreement or the Ancillary Documents to which Seller or such subsidiary is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller, and any such subsidiary of Seller, of this Agreement and any Ancillary Document to which Seller or such subsidiary is or will be a party, the performance by Seller or such subsidiary of its obligations hereunder and thereunder and the consummation by Seller and such subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and each such subsidiary. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and the Operator) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable Law relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Law relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in an Action in equity or at Law (collectively, the “Enforceability Exceptions”). When each Ancillary Document to which Seller or a subsidiary of Seller is or will be a party has been duly executed and delivered by Seller or such subsidiary (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller or such subsidiary enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller, and each subsidiary of Seller, including each Transferred Entity, that owns any of the Purchased Assets, of this Agreement or the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller (or the applicable subsidiary); (b) conflict with or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to Seller (or the applicable subsidiary), the Business or the Purchased Assets or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract that is also a Retained Contract or material Permit to which Seller (or the applicable subsidiary) is a party or by which Seller (or the applicable subsidiary) or the Business is bound or to which any of the Purchased Assets are subject (including any Retained Contract), except with respect to clause (c), for any conflicts, violations, breaches, defaults, accelerations, terminations, modifications or cancellations, as would not, individually or in the aggregate, reasonably be expected to be material to the Business. No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller (or the applicable subsidiary) in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller (or the applicable subsidiary) is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section 4.04 Financial Statements. Complete copies of the unaudited trial balances containing the unaudited balance sheets as of December 31, 2023 and December 31, 2024 and the unaudited profit and loss statements for the years then ended of each Park (the “Unaudited Financial Statements”), and the unaudited trial balance containing the unaudited balance sheet as of November 30, 2025 and the unaudited profit and loss statement for the eleven months then ended of each Park (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”) have

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been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The trial balance of the Business as of December 31, 2024 is referred to herein as the “Balance Sheet” and the trial balance of the Business as of November 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP. Notwithstanding the foregoing, the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s length transactions or that the Business would incur on a standalone basis or on an integrated basis within another organization and, accordingly, the Financial Statements may not accurately reflect the actual performance or results of operations of the Business if operating as a standalone enterprise or the performance or results of operations that the Business may realize following the Closing.
Section 4.05 Undisclosed Liabilities. Seller, the Transferred Entities and each subsidiary of Seller that owns any of the Purchased Assets have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, (d) for Excluded Liabilities, (e) for executory obligations arising from performance under contracts (excluding liabilities arising from any default or breach thereunder by Seller or an Affiliate thereof), (f) as will be discharged or paid off prior to or at the Closing at no cost to Buyer or (g) as would not reasonably be expected to result in Losses to the Business in excess of $1,000,000.
Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:
(a)event, occurrence or development that has had, or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect;
(b)material damage, destruction or loss, of any Purchased Assets, whether or not covered by insurance, occurring prior to the date of this Agreement; or
(c)action taken (or omitted to be taken) which, if taken (or omitted to be taken) following the date of this Agreement, and prior to the Closing Date, would constitute a breach of or require any consent under clauses (c), (f), (i), (j), (k), (l), (m) and (n) of Section 6.01.
Section 4.07    Material Contracts.
(a)Section 4.07(a) of the Seller Disclosure Schedules lists, as of the date of this Agreement, each of the following Contracts (x) by which any of the Transferred Entities or the Purchased Assets are bound or affected or (y) to which Seller (or one of its subsidiaries) is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the management or operation of any Real Property

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(including, brokerage contracts) (other than those listed or otherwise disclosed in Section 4.10(b) of the Seller Disclosure Schedules or Intercompany Agreements) and all Intellectual Property Agreements set forth in Section 4.11(b) of the Seller Disclosure Schedules, being “Material Contracts”):
(i)all Contracts involving aggregate consideration in excess of $250,000 and which, in each case, cannot be cancelled without penalty or without at least thirty (30) days’ notice;
(ii)all Contracts that require Seller or its subsidiaries to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii)all Contracts that have the primary purpose of providing for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case reasonably expected to have material obligations related to the Business in excess of $250,000;
(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi)all Retained Contracts with employees, independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ninety (90) days’ notice;
(vii)except for Contracts relating to trade payables, all Contracts relating to indebtedness, including guarantees;
(viii)all Contracts with any Governmental Authority;
(ix)all Contracts that limit or purport to limit the ability of Seller or any of the Transferred Entities to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)all joint venture organizational documents, partnership or similar Contracts;
(xi)all Contracts for the sale of any of the Purchased Assets outside of the ordinary course of business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii)all powers of attorney with respect to the Business or any Purchased Asset;
(xiii)all Contracts or other arrangements involving the Business in which any of the directors, officers, or employees (or any immediate family members thereof) of any Transferred Entity is a party, has a financial interest, or otherwise owns or leases any Purchased Asset; and

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(xiv)all collective bargaining agreements or Contracts with any Union, in each case, representing any Business Employee.
(b)Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller or its applicable subsidiary in accordance with its terms. None of Seller (or its applicable subsidiary) or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available in the Data Room.
Section 4.08 Title to Purchased Assets. Seller or one of its subsidiaries has good and valid title to, or a valid leasehold interest in, all of the material Purchased Assets. All of the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a)those items set forth in Section 4.08 of the Seller Disclosure Schedules; provided, that the Encumbrances set forth in item 2 of Section 4.08 of the Seller Disclosure Schedules shall only be Permitted Encumbrances prior to the Closing;
(b)liens for Taxes that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, but only to the extent included in the Seller Prorated Amounts;
(c)statutory liens arising out of operation of Law with respect to Liabilities incurred in the ordinary course of business; provided, however, that this Section 4.08(c) does not affect the status of the underlying Liability as an Excluded Liability;
(d)easements, rights of way, zoning ordinances, building code, entitlement, and other similar encumbrances and land use laws affecting the Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not materially prohibit or interfere with the current operation of any Real Property;
(e)other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(f)with respect to the Leased Real Property, the express terms and conditions set forth in the Leases;
(g)other minor imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair in any material respect the value, ability to finance or continued use and operation of the Purchased Assets to which they relate;
(h)with respect to the Real Property, any title matter not listed on Section 2.10 of the Seller Disclosure Schedules, not objected to following the date of this Agreement pursuant to Section 2.10 or that is otherwise deemed to be Permitted Encumbrances pursuant to Section 2.10;

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(i)[reserved];
(j)such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under and/or upon any portion of the Real Property which are not, individually or in the aggregate, materially adverse to the Business or the Purchased Assets, and which do not materially prohibit or interfere with the current operation of any Real Property;
(k)covenants, conditions, easements, rights of way and similar matters of record which do not interfere with the present use or value of a Park;
(l)pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; or
(m)non-exclusive licenses of Intellectual Property granted in the ordinary course of business and in the case of Intellectual Property, gaps or defects in the chain of title evident from the publicly-available records of the applicable Governmental Authority maintaining such records.
Section 4.09 Condition and Sufficiency of Assets. The material buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary maintenance and repairs that are not material in nature or cost. Other than with respect to Intellectual Property, which is addressed in Section 4.11(c), as of the Closing and (a) taking into account this Agreement and the Ancillary Documents and all of the assets, services, products and real property to be provided, acquired, leased or licensed hereunder and thereunder, (b) assuming all Permits of the Business have been obtained or transferred, (c) assuming that all Business Employees have accepted their offer of employment and (d) assuming receipt of all consents, approvals and authorizations related to the matters set forth in this Agreement, the Purchased Assets and the Transferred Entities are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute in all material respects all of the rights, property and assets that are primarily used or held for use in the Business as currently conducted; provided, however, that nothing in this Section 4.09 shall be deemed to constitute a representation or warranty as to the adequacy of cash or working capital (or the availability of the same), or as to the sufficiency of any asset of the type included in the definition of Excluded Assets; provided further that this Section 4.09 shall not be deemed to be breached as a result of any action (i) that Seller is expressly required to take pursuant to this Agreement, (ii) for which Buyer has provided its consent or (iii) that Seller does not take as a result of Buyer not providing its consent following the written request therefor by Seller.
Section 4.10    Real Property.
(a)Section 4.10(a) of the Seller Disclosure Schedules sets forth the real property owned by Seller (or its applicable subsidiary) and on which a Park is located (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and the name of the Transferred Property Entity to which such real property will be transferred prior to Closing. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller (or its applicable subsidiary) acquired the Owned Real Property, and copies of all title insurance policies and surveys

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with respect to such Owned Real Property, in each case, to the extent in the possession of Seller (or its applicable subsidiary). With respect to Owned Real Property:
(i)Seller (or its applicable subsidiary) has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;
(ii)neither Seller nor its applicable subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and
(iii)to Seller’s Knowledge, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b)Section 4.10(b) of the Seller Disclosure Schedules sets forth each real property leased by Seller (or its applicable subsidiary) and on which a Park is located (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), the name of the Transferred Property Entity to which such Leased Real Property will be transferred prior to Closing and a true and complete list of all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as would not be reasonably expected, individually or in the aggregate, to be adverse in any material respect to the applicable Leased Real Property or the Park or any aspect of the Business conducted thereon:
(i)assuming due authorization and delivery by the other party thereto, such Lease is valid, binding, enforceable and in full force and effect, in accordance with its terms and conditions;
(ii)Seller (or its applicable subsidiary) enjoys peaceful and undisturbed possession of the Leased Real Property;
(iii)(A) Seller (or its applicable subsidiary) is not in breach or default under such Lease, (B) to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by Seller (or its applicable subsidiary), and (C) Seller (or its applicable subsidiary) has paid all rent due and payable under such Lease;
(iv)neither Seller nor its applicable subsidiary has received nor given any notice in writing of any default or event which remains uncured and that with notice or lapse of time, or both, would constitute a default by Seller (or its applicable subsidiary) under any of the Leases and, to the Knowledge of Seller, (A) no other party is in default thereof and (B) no party to any Lease has exercised any termination rights with respect thereto;
(v)Seller (or its applicable subsidiary) has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

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(vi)neither Seller nor any applicable subsidiary has pledged, mortgaged or otherwise granted an Encumbrance (other than any Permitted Encumbrance) on its leasehold interest in any Leased Real Property.
(c)Neither Seller nor its applicable subsidiaries have received any written notice of
(i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened Condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially adversely affect the ability to operate the Real Property as currently operated.
(d)Set forth on Section 4.10(d) of the Seller Disclosure Schedules are all Water Rights held by Seller. None of such Water Rights have been assigned, licensed, conveyed, subleased or leased by Seller to any other Person.
Section 4.11    Intellectual Property.
(a)Section 4.11(a) of the Seller Disclosure Schedules contains a correct, current and complete list as of the date of this Agreement of: (i) all Intellectual Property Registrations, specifying as to each, as applicable the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all material unregistered Trademarks included in the Intellectual Property Assets; (iii) all material proprietary Software included in the Intellectual Property Assets; and (iv) all other material Intellectual Property Assets.
(b)Section 4.11(b) of the Seller Disclosure Schedules contains a correct, current and complete list as of the date of this Agreement of all Intellectual Property Agreements: (i) under which Seller or any of its subsidiaries is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business to customers of Seller or to vendors of Seller for the purpose of providing services to Seller and in each case that do not permit further resale or distribution); (ii) under which Seller or any of its subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person which such Intellectual Property is primarily used or held for use in the Business (other than licenses for open source software or off-the-shelf Software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $50,000); and (iii) which otherwise relate to Seller’s or any of its subsidiaries’ ownership or use of any Intellectual Property primarily used in the conduct of the Business as currently conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.
(c)Seller or one of its subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all Licensed Intellectual Property as the same is primarily used in or for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business immediately following the Closing as the Business is presently conducted, after taking into account the rights provided in this Agreement and the Ancillary Documents, and assuming receipt of the agreements referenced in Section 7.02(j). Seller or one of

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its subsidiaries has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property Assets during the course of employment or engagement with Seller or one of its subsidiaries whereby such employee or independent contractor (i) acknowledges Seller’s and its subsidiaries’ exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller or one of its subsidiaries; (ii) grants to Seller or one of its subsidiaries a present, assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Assets; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property Assets, to the extent permitted by applicable Law. Seller has delivered or made available to Buyer true and complete copies of its current standard form Contracts used with employees and independent contractors covering the matters described in the preceding sentence, and, to the extent any executed Contract with a current or former employee or independent contractor materially deviates from such standard form in any respect relating to ownership, assignment, waiver of moral rights, or other Intellectual Property terms, Seller has delivered or made available to Buyer true and complete copies of such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s or one of its subsidiaries’ ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.
(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property that in either such case is primarily used in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on materially the same terms as they were owned or available for use by Seller or one of its subsidiaries immediately prior to the Closing.
(e)To Seller’s Knowledge, all of the Intellectual Property Assets are valid and enforceable, and all material Intellectual Property Registrations are subsisting and in full force and effect. Seller and its subsidiaries have taken all necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all material Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to material Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.
(f)The conduct of the Business as currently and formerly conducted, including Seller’s and its subsidiaries’ use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business, have not, since January 1, 2020, infringed, misappropriated, or otherwise violated and do not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person in any material respect. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.
(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller or its subsidiaries in the

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conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or its subsidiaries alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action. To Seller’s Knowledge, Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition thereof) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.
(h)Section 4.11(h) of the Seller Disclosure Schedules contains a correct, current, and complete list as of the date of this Agreement of all social media accounts primarily used by Seller and its subsidiaries in the conduct of the Business.
(i)All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted in all material respects. Since January 1, 2023, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that, in each case, has resulted in material disruption or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps designed to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
(j)In each case, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business, Seller and its subsidiaries have since January 1, 2023 complied with all applicable Laws and all of Seller’s publicly posted written policies, notices, and statements, in each case, concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the Business. In each case, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business, since January 1, 2023, Seller and its subsidiaries have not (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in their possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s or its subsidiaries collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case, in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action.
Section 4.12 Insurance. Section 4.12 of the Seller Disclosure Schedules sets forth (a) a true and complete list as of the date of this Agreement of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates that relate to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and
(b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2023. The Insurance Policies are of the type and in the amounts that are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.
Section 4.13 Legal Proceedings; Governmental Orders.

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(a)As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Seller, threatened in writing against or by Seller or its subsidiaries (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, except as would not, if adversely determined, reasonably be expected to result in Losses to the Business in excess of
$1,000,000 or (ii) that reasonably would be expected to materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement.
(b)As of the date of this Agreement, there are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
Section 4.14 Suppliers. Section 4.14 of the Seller Disclosure Schedules sets forth with respect to the Business as of the date of this Agreement, each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the approximate amount of purchases from each Material Supplier during such periods. Seller has not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.15 Compliance With Laws; Permits.
(a)Seller and its subsidiaries have, since January 1, 2023, complied, and are now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except, in each case for any failure to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(b)All Permits required for Seller and the Transferred Entities to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller (or a subsidiary thereof) and are valid and in full force and effect, except, in each case, where the failure to have such Permit or for such Permit to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the operation of a Park. All fees and charges that have become due with respect to such Permits as of the date of this Agreement have been paid in full. Section 4.15(b) of the Seller Disclosure Schedules lists all current Permits issued to Seller (or a subsidiary thereof) which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits, Person to which each Permit was issued and their respective dates of issuance and expiration. Since January 1, 2023, Seller (or its applicable subsidiary) has complied and currently is in compliance with the terms of all Permits listed on Section 4.15(b) of the Seller Disclosure Schedules, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to be material to the operation of a Park. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Seller Disclosure Schedules except for such revocations, suspensions, lapses or limitations as would not, individually or in the aggregate, reasonably be expected to be material to the operation of a Park.
(c)The Business has complied with all applicable Laws with respect to escheatment and abandoned or unclaimed property in all material respects.
Section 4.16 Environmental Matters. Except as would not reasonably be expected to result in Seller and its subsidiaries incurring material Liabilities under Environmental Laws with respect to the Business and the Purchased Assets:

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(a)The operations of Seller and its subsidiaries (including the Transferred Entities) with respect to the Business and the Purchased Assets are currently and, since January 1, 2023, have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request alleging violation of, or Liability pursuant to, Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date of this Agreement.
(b)Seller and its subsidiaries have obtained and are in compliance with all Environmental Permits (each of which is disclosed in Section 4.16(b) of the Seller Disclosure Schedules) necessary for the conduct of the Business or the Transferred Entities as currently conducted or the ownership, lease, development, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect. With respect to any such Environmental Permits, Seller and its subsidiaries have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same, which remain pending or unresolved.
(c)None of the Owned Real Property, or, to Seller’s Knowledge, the Leased Real Property is enrolled in a state voluntary remediation program or listed on, or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)Except as identified in the Phase I Environmental Site Assessments conducted for Buyer in connection with the transactions contemplated hereby, there has been no Release of Hazardous Materials by Seller or its subsidiaries, or to Seller’s Knowledge, any other Person, in violation of Environmental Law with respect to the Transferred Entities, the Business or the Purchased Assets, and Seller and its subsidiaries have not received an Environmental Notice that any of the Transferred Entities, the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material, which remains pending or unresolved.
(e)Except for the Leases, neither Seller nor its subsidiaries (including the Transferred Entities) have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law that would be an Assumed Liability.
(f)Seller has provided or otherwise made available to Buyer all material environmental reports, studies, inspections, site assessments, written communications from any Governmental Authority, and other similar documents with respect to the Transferred Entities, the Business or the Purchased Assets which are in the possession or control of Seller related to, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials, in each case, which remains pending or unresolved.
(g)Neither the Owned Real Property nor, to Seller’s Knowledge, the Leased Real Property is subject to any activity use limitations, institutional controls or engineering controls pursuant to Environmental Laws, in each case, which would reasonably be expected to materially and adversely impact the operation of the Business or related to activities on the Real Property as currently conducted.
Section 4.17    Employee Benefit Matters.

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(a)Section 4.17(a) of the Seller Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or any Transferred Entity for the benefit of any current or former Business Employee or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Seller Disclosure Schedules, each, a “Benefit Plan”).
(b)With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks;
(ii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (iii) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500, with all corresponding schedules and financial statements attached;
(iv) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years to the extent in Seller’s possession; and (v) any notices during the past three years to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any Benefit Plan.
(c)Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable determination letter from the Internal Revenue Service upon which it can rely, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.
(d)Neither the Seller nor any of its ERISA Affiliates, or to the Knowledge of the Seller, any of their employees or agents has, with respect to any Benefit Plan, engaged in or been a party to any non-exempt prohibited transaction, as such term is defined Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty asses pursuant to Section 502(i) of ERISA or a tax imposed by Section 475 of the Code.
(e)All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

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(f)Except as would not individually or in the aggregate, reasonably be expected to be material to the Business, neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).
(g)No Benefit Plan is a (i) Multiemployer Plan; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) a pension plan other than a Multiemployer subject to minimum funding requirements (a “Single Employer Plan”) subject to Title IV of ERISA.
(h)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason. Seller and its ERISA Affiliates have complied in all material respects with the applicable requirements of Section 4980B of the Code and any similar state statute with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute).
(i)Each Benefit Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code. There is no Contract, plan or arrangement to which Seller or any Transferred Entity is party or by which it is bound to compensate any current or former Business Employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(j)The Transferred Entities have no commitment or obligation and have not made any representations to any Business Employee, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(k)There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(l)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (alone or together with the occurrence of any additional or subsequent events): (i) entitle any Business Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
(m)The transactions contemplated by this Agreement do not constitute a “change in ownership or effective control” of Seller or a “change in the ownership of a substantial portion of

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Seller's assets” within the meaning of Section 280G of the Code and regulations promulgated thereunder.
Section 4.18    Employment Matters.
(a)Section 4.18(a) of the Seller Disclosure Schedules contains a list of all Business Employees as of the date of this Agreement, including any Business Employee who is on a leave of absence of any nature, and sets forth for each such Business Employee the following: (i) employee identification number; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base salary or hourly wage rate or contract fee; (v) commission, bonus or other incentive-based compensation by percentage; and (vi) the name of the Park at which such Business Employee is employed.
(b)Except as provided in Section 6.05(b) and as set forth on Section 4.18(b) of the Seller Disclosure Schedules, Seller and its subsidiaries are not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any Business Employee. To Seller’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Since January 1, 2023, there has not been, nor, to Seller’s Knowledge, has there been any threat in writing of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller’s or its subsidiaries’ operation of the Business or any Business Employee. Seller has no duty to bargain with any Union.
(c)Except as would not reasonably be expected to result in material Liability to the Business, (i) Seller and its subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Business Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance; (ii) all Business Employees characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws; (iii) all Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified; (iv) Seller and its subsidiaries are, and since January 1, 2023 have been, in compliance with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations; (v) there are no Actions against Seller or its subsidiaries pending, or to the Seller’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any Business Employee, including, any charge, investigation or claim relating to unfair labor practices as defined by the National Labor Relations Act, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment related matter arising under applicable Laws.
(d)Seller and its subsidiaries are in material compliance with the WARN Act.

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Section 4.19    Taxes.
(a)All material Tax Returns required to be filed by or on behalf of the Transferred Entities and related to the Business for any Pre-Closing Tax Period have been, or will be, timely filed. Such material Tax Returns are, or will be, true, complete and correct in all respects. All material Taxes of the Transferred Entities and those relating to the Business due and owing have been, or will be, timely paid.
(b)Seller and the Transferred Entities have complied in all material respects with their respective withholding obligations for all Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities, including material amounts paid to any Business Employee, creditor, customer or other party in connection with the Business.
(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes relating to the Transferred Entities or the Business.
(d)All material Tax deficiencies asserted, or assessments made, against the Transferred Entities or in connection with the Business as a result of any examinations by any taxing authority have been fully paid.
(e)There are no pending or threatened in writing Actions by any taxing authority relating to the Transferred Entities or the Business.
(f)There are no Encumbrances for Taxes upon any of the Transferred Entities Equity or their respective assets, nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Transferred Entities Equity or their respective assets (other than for current Taxes not yet due and payable) other than Permitted Encumbrances.
(g)Seller and each of Seller’s Affiliates that owns an interest in a Transferred Entity is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(h)No Transferred Entity (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which a member of the Seller Affiliated Group was the common parent, (ii) is party to any tax sharing agreement (other than any such agreement solely between a Transferred Entity and a member of the Seller Affiliated Group), or (iii) has any liability for the Taxes of any Person (other than a member of the Seller Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any tax sharing agreement, or as a transferee or successor.
(i)Seller and each of Seller’s Affiliates that owns an interest in a Transferred Entity that is taxed as a corporation for federal income tax purposes is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of such Transferred Entities and no consent is required from any third party with respect to such election.
(j)The Transferred Entities are not, and have not been, a party to a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(k)The Transferred Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

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(i)any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)an installment sale or open transaction occurring on or prior to the Closing
Date;
(iii)a prepaid amount received on or before the Closing Date; or
(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law.
(l)Each of the Transferred Entities (other than Six Flags Great Escape L.P., Great Escape Rides L.P. and Great Escape Theme Park L.P.) has been treated as a disregarded entity for United States federal and applicable state and local income tax purposes at all times its formation. Six Flags Great Escape L.P., Great Escape Rides L.P. and Great Escape Theme Park L.P. have been treated as C corporations for United States federal and applicable state and local income tax purposes for all open years.
(m)Within the two-year period ending as of the date of this Agreement, none of the Transferred Entities have been a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code).
(n)No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Transferred Entities, or entered into or issued by any tax authority with respect to the Transferred Entities.
Section 4.20 Brokers. Except for Perella Weinberg Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.
Section 4.21 Transferred Entities. The Transferred Entities Equity collectively will constitute, as of the Closing, all of the issued and outstanding equity interests of the Transferred Entities. All of the Transferred Entities Equity has been duly authorized and validly issued and is fully paid and non-assessable, to the extent applicable to such entity. There are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other similar rights, convertible securities, agreements or commitments of any kind pursuant to which any Transferred Entity is or may become obligated, to (a) issue, transfer, sell or otherwise dispose of any of its equity interests, or (b) redeem, purchase or otherwise acquire any outstanding Transferred Entities Equity, in each case, other than as may be set forth in the Organizational Documents of such Transferred Entity. Seller (or a subsidiary of Seller) is the record and beneficial owner of the Transferred Entities Equity, free and clear of any and all Encumbrances other than Encumbrances arising under applicable securities Laws. The Purchased Entities do not (or once formed will not) have any ownership interests or securities in or of any Person other than the Transferred Entities.
Section 4.22    No Other Representations or Warranties; Non-Reliance.
(a)Except for the representations and warranties contained in this Article IV (as modified by the Seller Disclosure Schedules) and in the other Ancillary Documents, neither Seller nor any other Person (including the Transferred Entities) makes any other express or implied

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representation or warranty with respect to the Transferred Entities, the Purchased Assets, Seller or the transactions contemplated hereby or with respect to any other information provided to Buyer or the Operator, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates (including the Transferred Entities), officers, directors, employees, agents or other Representatives. Neither Seller nor any other Person (including the Transferred Entities) will have or be subject to any liability to Buyer, the Operator or any other Person resulting from the distribution to Buyer or the Operator, or Buyer’s or the Operator’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer, the Operator or their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
(b)Seller (i) has relied solely on the representations and warranties of Buyer and the Operator expressly and specifically set forth in Article V and (ii) other than as contemplated by clause (i), is not relying on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of Buyer, the Operator or any other Person as to any matter concerning Buyer or the Operator in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Seller or any other Person in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby. The provisions of this Section 4.22 shall survive the Closing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND THE OPERATOR
Each of Buyer and the Operator with respect to itself only represents and warrants to Seller as follows:
Section 5.01 Organization and Qualification .
(a)Buyer is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full trust power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Buyer is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be in good standing as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.
(b)The Operator is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full trust power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Operator is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be in good standing as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of the Operator to consummate the transactions contemplated by this Agreement.
Section 5.02 Authority.

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(a)Buyer has full real estate investment trust power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Operator) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(b)The Operator has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which the Operator is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Operator of this Agreement and any Ancillary Document to which the Operator is or will be a party, the performance by the Operator of its obligations hereunder and thereunder and the consummation by the Operator of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Operator. This Agreement has been duly executed and delivered by the Operator, and (assuming due authorization, execution and delivery by Seller and Buyer) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against the Operator in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Document to which the Operator is or will be a party has been duly executed and delivered by the Operator (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Operator enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.03    No Conflicts; Consents.
(a)The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under any Contract to which Buyer is a party, except, with respect to clause (iii), for any conflicts, violations, breaches or consents, as would not materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby.
(b)The execution, delivery and performance by the Operator of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Operator; (ii)

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conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Operator; or (iii) require the consent, notice or other action by any Person under any Contract to which the Operator is a party, except, with respect to clause (iii), for any conflicts, violations, breaches or consents, as would not materially impair or delay the ability of the Operator to consummate the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Operator in connection with the execution and delivery of this Agreement and the Ancillary Documents to which the Operator is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer or the Operator.
Section 5.05 Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to Buyer’s Knowledge or the Operator’s Knowledge, as applicable, threatened in writing against or by Buyer or the Operator, as applicable, except as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer or the Operator, as applicable, to consummate the transactions contemplated by this Agreement.
Section 5.06 Sufficient Funds. Buyer currently has available to it, and will have available to it as of the Closing, sufficient funds consisting of cash on hand or other committed sources of funds to enable it to satisfy all of Buyer’s and the Operator’s payment obligations under this Agreement and each Ancillary Document (whether payable on or after the Closing). The obligations of Buyer and the Operator under this Agreement are not subject to any conditions regarding Buyer’s, the Operator’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 5.07 Access and Investigation; Non-Reliance.
(a)Each of Buyer, the Operator and their respective Representatives (i) have had access to and the opportunity to review all of the documents in the Project Silver data room maintained by Donnelley Financial Solutions (the “Data Room”) on behalf of Seller with respect to the Business as of 5:00 p.m. (Eastern time) on the Business Day prior to the date of this Agreement, (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Business, and (iii) assuming compliance by Seller with is obligations under Section 6.02, has or will inspect the Owned Real Property and is familiar, or will become familiar with, the physical condition thereof, in each case for purposes of conducting a due diligence investigation with respect thereto. Buyer and the Operator each have, or prior to the Closing will have, conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business.
(b)(b) Each of Buyer and the Operator (i) has relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller expressly and specifically set forth in Article IV and in the Ancillary Documents, and (ii) other than as contemplated by clause (i), is not relying on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, the construction of any improvements comprising the Owned Real Property, fitness for a particular purpose or conformity to samples) of Seller or any other Person as

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to any matter concerning Seller or the Business (including the Transferred Entities) in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer or the Operator, as applicable, or any other Person in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Buyer or its Representatives in the Data Room or presentations including “management presentations”). Without limiting Section 8.02, neither Seller nor any other Person shall be subject to any liability to Buyer or any other Person resulting from Seller’s making available to Buyer or its Representatives, or Buyer and its Representatives’ use of such information, including any information, documents or material made available in the due diligence materials provided to Buyer and its representatives, including in the Data Room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, neither Seller nor its Affiliates (including the Transferred Entities) have made and do not make any representations or warranties as to the physical condition, operational status, quality of construction of any improvements, expenses, operation, maintenance, profit, rents, loss or use to which the Real Property or any part thereof may be put, or any other matter or thing affecting or pertaining to the Real Property, and except as otherwise expressly set forth in this Agreement or in the Ancillary Documents. The provisions of this Section 5.07 shall survive the Closing.
Section 5.08 Securities Act. Buyer and the Operator are each acquiring the applicable Purchased Entities Equity solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer and the Operator each acknowledges that no Purchased Entities Equity is registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Entities Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Buyer and the Operator each has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the applicable Purchased Entities Equity and is capable of bearing the economic risks of such investment.
Section 5.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and in the other Ancillary Documents, neither Buyer, the Operator nor any other Person makes any other express or implied representation or warranty with respect to Buyer or the Operator or the transactions contemplated hereby or with respect to any other information provided to Seller, and Buyer and the Operator each disclaims any other representations or warranties, whether made by Buyer, the Operator or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. Neither Buyer, the Operator nor any other Person will have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller, or Seller’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Seller or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
ARTICLE VI COVENANTS
Section 6.01 Conduct of Business Prior to the Closing. From the date of this Agreement until the Closing, except (i) as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by Law or

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Governmental Order, (iii) as set forth on Section 6.01 of the Seller Disclosure Schedule, (iv) to the extent solely related to any Excluded Asset or Excluded Liability, (v) solely to the extent necessary to separate the Excluded Assets and Excluded Liabilities from the Purchased Assets, the Assumed Liabilities or Transferred Entities or to the extent necessary or desirable to complete the Pre-Closing Restructuring or
(vi) to the extent such action (or inaction) is reasonably necessary in response to an Emergency, Seller shall use commercially reasonable efforts to (x) conduct the Business in the ordinary course of business; and (y) maintain and preserve intact its current Business organization, operations, goodwill and the relationships with Business Employees. Without limiting the foregoing, from the date of this Agreement until the Closing Date, except (i) as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by Law or Governmental Order, (iii) as set forth on Section 6.01 of the Seller Disclosure Schedules, (iv) to the extent solely related to any Excluded Asset or Excluded Liability, (v) solely to the extent necessary to separate the Excluded Assets and Excluded Liabilities from the Purchased Assets, the Assumed Liabilities or the Transferred Entities or to the extent necessary or desirable to complete the Pre-Closing Restructuring or (vi) to the extent such action (or inaction) is reasonably necessary in response to an Emergency, Seller shall use commercially reasonable efforts to, and cause the Transferred Entities to:
(a)preserve and maintain all material Permits required for the conduct of the Business as currently conducted for the ownership and use of the Purchased Assets;
(b)pay the debts, material Taxes and other obligations of the Business when due;
(c)[reserved];
(d)[reserved];
(e)continue in full force and effect without material modification all Insurance Policies;
(f)defend and protect the properties and assets included in the Purchased Assets or owned by the Transferred Entities from infringement or usurpation;
(g)perform all of their respective material obligations under all Retained Contracts;
(h)maintain the Books and Records in accordance with past practice in all material respects;
(i)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets and the Transferred Entities;
(j)not make any material change in any method of accounting or accounting practice for the Transferred Entities or the Business, except (i) as required by GAAP or (ii) as disclosed in the notes to the Financial Statements, if such change would result in a material Tax Liability in the Post-Closing Tax Period;
(k)not materially change any cash management practices and policies, practices and procedures with respect to the collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

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(l)not amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of a Material Contract that is a Retained Contract or Lease), release, settle or compromise any material claim, liability or obligation under any Material Contract that is a Retained Contract or Lease or enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract or Lease, in each case other than (x) the automatic renewal or extension of any such Material Contract or Lease pursuant to its terms or on terms not less favorable for the Business, taken as a whole or (y) with respect to contracts that are Material Contracts or Leases solely as a result of Section 4.07(a)(i), in each case, in the ordinary course of business;
(m)not transfer, assign, sell or otherwise dispose of any of the Purchased Assets or assets of the Transferred Entities shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(n)not transfer or assign or grant any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business);
(o)not abandon or allow to lapse or fail to maintain in full force and effect any material Intellectual Property Registration, or fail to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Intellectual Property Assets (other than disclosure in the ordinary course of business to a Person bound by adequate confidentiality obligations);
(p)not make material capital expenditures which would constitute Assumed Liabilities, in each case other than any CapEx Project;
(q)other than in the ordinary course of business, not (i) grant any bonuses or material increase any wages, salary, severance, pension or other compensation or benefits in respect of any Business Employee, other than as provided for in any Material Contract or Benefit Plan in effect on the date of this Agreement or required by applicable Law, (ii) materially change the terms of employment for any Business Employee or terminate any Business Employee with a base compensation in excess of $100,000, or (iii) take any action to accelerate the vesting or payment of any compensation or benefit for any Business Employee; provided, that the foregoing clauses (i)-(iii) shall not restrict (x) annual renewals of broad-based, nondiscriminatory welfare benefit plans made in the ordinary course of business consistent with past practice or (y) increases in base salary or wages in connection with new hires, promotions or merit increases in the ordinary course of business for employees at or below the level of Vice President; provided that such increases shall not exceed 4%;
(r)other than in the ordinary course of business, not hire any new, or terminate any Business Employee with a base compensation in excess of $100,000;
(s)(i) not adopt, modify or terminate any: (x) material employment, severance, retention or other agreement with any Business Employee that is exclusively engaged by Seller with respect to the Business or the Purchased Assets or (y) Benefit Plan or (ii) enter into any collective bargaining agreement with a Union that covers any Business Employees or any of the Parks;
(t)not make any loan to (or forgive any loan to) any current directors, officers or employees of the Business or the Transferred Entities;

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(u)not cancel any debts or claims or amend, terminate or waive any rights of the Transferred Entities other than in the ordinary course of business;
(v)not permit the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets other than in the ordinary course of business;
(w)not purchase, lease or otherwise acquire the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business;
(x)issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any of the Transferred Entities or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Transferred Entities, in each case other than (i) to a subsidiary of Seller or a Transferred Entity or any of their respective subsidiaries or (ii) the granting of Permitted Encumbrances;
(y)adopt or propose any change to the Organizational Documents of any Transferred Entity in existence as of the date of this Agreement;
(z)(i) split, combine or reclassify any equity interests of any Transferred Entity or (ii) declare, set aside or pay any dividend or other distribution (other than in cash) in respect of the equity interests in any Transferred Entity;
(aa) other than any transaction between or among Transferred Entities, cause any Transferred Entity to acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to any Transferred Entity;
(bb) adopt a plan or agreement of complete or partial liquidation or dissolution of any Transferred Entity;
(cc) enter into any new Contract to be added to Section 2.01(c) of the Seller Disclosure Schedules prior to the Closing, unless (i) such Contract is approved in writing by the Operator (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) such Contract provides for total aggregate payments to be made by or to a Transferred Entity of more than
$100,000 or (iii) such Contract can be terminated by a Transferred Entity without penalty on not more than 60 days’ notice;
(dd) other than in the ordinary course of business, renew, extend or exercise any option to renew or extend any Retained Contract, or enter into any amendment or modification of a Retained Contract that has the effect of renewing or extending the term thereof; and
(ee)    commit in writing to any of the foregoing.
Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that nothing in this Section 6.01 shall be deemed to limit the transfer, use operation, acquisition or disposition of the Excluded Assets or the Excluded Liabilities prior to, at or after the Closing.

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Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.01 shall prohibit or otherwise restrict in any way the operation of the business of Seller or any of its subsidiaries or other Affiliates, except solely with respect to the conduct of the Transferred Entities and the Business.
Nothing contained in this Agreement shall be construed to give to Buyer or the Operator, directly or indirectly, rights to control or direct the Business’s or the Transferred Entities’ operations prior to the Closing. Prior to the Closing, Seller and its subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Transferred Entities and the Business. Buyer and the Operator acknowledge and agree that Seller and its Affiliates may repay or cause to be repaid any indebtedness of the Transferred Entities and the Transferred Entities may make any distribution of cash amounts, in each case, at any time prior to 12:01 a.m. (Eastern Time) on the Closing without the consent of, or notice to, Buyer or any of its Affiliates or Representatives.
Section 6.02    Access to Information.
(a)From the date of this Agreement until the Closing, subject to applicable Law and Seller’s confidentiality obligations, Seller shall use commercially reasonable efforts to (i) afford Buyer and the Operator and their respective Representatives reasonable access to and the right to inspect, during regular business hours and upon reasonable advance written notice, all of the Real Property, properties, assets, premises, Books and Records, Retained Contracts and other documents and data primarily related to the Business, including the records of the Transferred Entities, reasonably requested by Buyer or the Operator (ii) furnish Buyer and the Operator and their respective Representatives with such financial, operating and other data and information related to the Business as Buyer and the Operator or any of their Representatives may reasonably request; and (iii) instruct the Representatives of Seller to reasonably cooperate with Buyer and the Operator in their investigation of the Business upon request by Buyer or the Operator, in the case of each of clauses (i), (ii) and (iii), solely to the extent necessary for Buyer’s integration preparation.
(b)Prior to Closing, to the extent required under applicable Law governing the transfer or processing of Personal Information, Seller, Buyer and the Operator (as applicable) shall negotiate in good faith and enter into any data processing agreements, data transfer agreements, or other agreements or amendments necessary to ensure that the transfer and processing of Personal Information within the Purchased Assets (including Parks Customer Information) as contemplated by this Agreement complies with such Laws.
(c)Without limiting the foregoing, from the date of this Agreement until Closing, Buyer shall not be entitled to conduct any intrusive sampling of environmental media or investigation that is destructive or involves boring or penetration into the Real Property, including “Phase II” environmental testing, without the express written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. Any request by Buyer to Seller for permission to conduct any such destructive or intrusive testing shall be in writing and shall be accompanied by a written scope of the intended work in sufficient detail to allow Seller to reasonably evaluate the request. If granted, such consent shall not be construed to and shall not release Buyer from its indemnification of Seller under this Section 6.02. Buyer shall be exclusively responsible for all costs and fees associated with its investigation and review of the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted (i) in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller, (ii) in a safe and professional manner, (iii) so as not to create any dangerous or hazardous condition on the Real Property, (iv) in compliance with all applicable Laws, and (v) in a manner that does not cause any damage, loss, cost or expense to, or claims against Seller or the Real Property. Buyer further agrees to repair any damage Buyer or its Representatives shall cause to the Real Property and

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further agrees to indemnify, defend and hold harmless Seller from any and all Liabilities (including attorneys’ fees and expenses) resulting from the activities of Buyer or its Representatives upon the Real Property and from and against all mechanics’, materialmen’s or other liens resulting from the conduct of Buyer and/or its Representatives upon the Real Property.
(d)Prior to any entry by Buyer or the Operator or any of their Representatives onto the Real Property for the purpose of any inspections, Buyer or the Operator, as the case may be, shall provide to Seller evidence satisfactory to Seller that Buyer or the Operator, as the case may be, has in force adequate liability and worker’s compensation insurance with coverage of not less than two million dollars ($2,000,000), naming Seller as an additional insured, to protect Seller against any and all Liabilities (including attorney’s fees and expenses) which may occur as a result of any activity of Buyer or the Operator, as applicable, and their Representatives on the Real Property.
(e)The foregoing shall not limit or release Buyer’s indemnification obligations contained in subparagraph (b), above.
Section 6.03 No Solicitation of Other Bids.
(a)Until the earlier of (x) the termination of this Agreement in accordance with its terms or (y) the Closing, Seller shall not, and shall not authorize or permit any of its controlled Affiliates, and shall direct its or their Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any material non-public information to, any Person intending to further a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments regarding an Acquisition Proposal. Following entry into this Agreement, Seller shall immediately cease and cause to be terminated, and shall cause its controlled Affiliates and direct all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer, Operator or any of their respective Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of any Parks or all or any material portion of the Business, the Transferred Entities or the Purchased Assets; provided, that, for the avoidance of doubt, any inquiry, proposal or offer concerning the sale or other transfer of Seller or all or substantially all of the assets of Seller (subject to the terms of this Agreement with respect to the Business, the Transferred Entities and the Purchased Assets) shall not be considered an Acquisition Proposal and nothing in this Section
6.03 shall limit or inhibit Seller or its subsidiaries and their respective Representatives in connection therewith.
(b)Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.04 Notice of Certain Events.
(a)From the date of this Agreement until the Closing, Seller shall promptly notify Buyer in writing of:

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(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (B) has resulted in or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)any Material Casualty that occurs or any Material Condemnation that is filed or threatened in writing; and
(iii)any Actions commenced that would reasonably be expected to be material to the Business.
(b)From the date of this Agreement until the Closing, Seller and Buyer shall each, as the case may be, promptly notify the other party of:
(i)any Actions commenced or threatened in writing in connection with the transactions contemplated by this Agreement;
(ii)any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.
(c)Buyer’s or Seller’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Buyer, as applicable, in this Agreement (including Article VIII and Section 9.01) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.
Section 6.05    Employees and Employee Benefits.
(a)Not more than five (5) Business Days after the date of this Agreement, Seller shall provide the Operator with an updated Section 4.18(a) of the Seller Disclosure Schedules (which shall include the name of each employee and any changes since the date of this Agreement), after which time the Operator shall offer employment, on an “at-will” basis, to each Business Employee listed on Section 4.18(a) of the Seller Disclosure Schedules who is not already an employee of a Transferred Entity (such employment offers to commence immediately following (and subject to) the Closing), subject, in the case of Business Employees with a title of Manager or above, to passing the Operator’s standard employee onboarding process (the “Offered Employees”); provided, however, that employees covered under an Assumed CBA will not be subject to onboarding processes that conflict with or are otherwise governed by the applicable Assumed CBA. The employees who pass the Operator’s standard employee onboarding process (if applicable) and accept such offers of employment, together with the Business Employees that are an employee of a Transferred Entity on the Closing Date, are referred to as the “Transferred Employees”. The Operator shall provide the Transferred Employees with (i) base salary and incentive compensation opportunities (excluding any retention, change in control bonuses, and equity-based incentives or opportunities) that, in each case, are no less favorable than that provided to the Transferred Employee immediately prior to the Closing Date, and (ii) fringe benefits and other employee health, welfare and retirement employee benefits that are provided to other employees of similar position and responsibility within the Operator (prongs (i) and (ii), the “Employment Terms”). The Operator shall not and shall cause its Affiliates not to materially reduce, decrease, or detrimentally

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change the Employment Terms (except to the extent that similarly situated employees of the Operator and its Affiliates are similarly impacted by any such reduction, decrease or detrimental change) until December 31, 2026. Effective as of the Closing, Seller shall terminate the employment of all of the Transferred Employees who are not employed by any of the Transferred Entities as of immediately prior to the Closing. Subject to the terms of any Assumed CBA, all Transferred Employees shall be employees-at-will of the Operator and nothing contained herein or in any other Ancillary Document shall result in any Transferred Employee having any other employment status with the Operator or restrict in any way the right of the Operator to terminate, reassign, promote or demote any Transferred Employee after the Closing.
(b)Effective upon the Closing Date, the Operator shall assume each labor, collective bargaining, works council or other agreement governing the terms and conditions of employment of the Business Employees represented by a Union (each, a “Union Represented Employee”, and, collectively, the “Union Represented Employees”), to the extent the employing entity under such agreement is not a Transferred Entity, hereinafter referred to as the “Assumed CBAs,” pursuant to the Assignment and Assumption Agreement of Assumed CBAs, attached as Exhibit D (the “Assignment and Assumption Agreement of Assumed CBAs”). For the avoidance of doubt, any collective bargaining agreement where the employing entity is a Transferred Entity shall transfer automatically with such Transferred Entity and shall not require assignment hereunder. The Operator shall deliver offers of employment to Union Represented Employees in accordance with Section 6.05(a), or alternatively negotiate in good faith with the applicable Union to deem such offers of employment to have been made to the Union Represented Employees. Each offer of employment to a Union Represented Employee shall contain the same term and conditions of employment as contained in the applicable Assumed CBA.
(c)Seller shall be solely responsible, and neither Buyer nor the Operator shall have any obligations whatsoever, for any compensation or other amounts payable to any Business Employee, Union Represented Employee or any former employee, officer, director, independent contractor or consultant of the Business, in respect of periods prior to the Closing, including hourly pay, commission, bonus, salary, accrued vacation or other paid time off, including paid sick leave (if applicable), fringe, pension or profit sharing benefits or severance pay (that has become payable) for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay, or cause to be paid, all such amounts to all entitled persons in accordance with the applicable terms.
(d)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(e)Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by the Operator with respect to the Transferred Employees. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into the Operator’s plan, all transferred account balances from Seller’s plan shall become fully vested.

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(f)Each Transferred Employee shall immediately be eligible to participate in any and all employee benefit plans, programs, arrangements, agreements, policies or practices offered by the Operator or an Affiliate of the Operator to similarly situated employees of the Operator based on such Transferred Employee’s position, classification, and responsibilities (“Operator Plans”) subject to the terms thereof to the extent coverage pursuant to any Operator Plan replaces coverage pursuant to a comparable Benefit Plan in which such Transferred Employee participated in immediately prior to the Closing Date. For purposes of each Operator Plan providing group health benefits to Transferred Employees in the plan year in which the Closing occurs, the Operator shall, or shall cause its Affiliates to use commercially reasonable efforts to, cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Operator Plan to be waived for such Transferred Employee and his or her spouse and/or covered dependents (to the extent waived or satisfied under the comparable Benefit Plan as of the Closing).
(g)As of the Closing Date, the Operator shall, or shall cause its Affiliates, as applicable to provide to each Transferred Employee to be given service credit for the purpose of vacation or severance benefit accruals for full or partial years (but not benefit accruals under any Operator Plan that is intended to be a Qualified Benefit Plan), eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller (or a predecessor entity) prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to Seller’s payroll or plan records, at the election of the Operator, (ii) no such service shall be recognized to the extent such recognition would result in the duplication of benefits for the same period of service and (iii) such service crediting shall be permitted and consistent with the Operator’s defined contribution retirement plan.
Section 6.06    Confidentiality.
(a)Prior to the Closing, Buyer and the Operator each acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement will automatically terminate at the Closing with respect to Confidential Information (as defined in the Confidentiality Agreement) relating solely to the Transferred Entities and the Business; provided, however, that Buyer and the Operator each acknowledges that any and all other Confidential Information provided to it by Seller or its Representatives concerning Seller or any of its Affiliates (other the Transferred Entities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(b)From and after the Closing Date, for a period of two (2) years, and except as provided in Section 6.11, Seller shall, and shall cause its controlled Affiliates to, hold, and shall direct its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives acting on their behalf, (ii) is furnished by a third party that is under no continuing confidentiality obligation, (iii) is the subject of a written permission to disclose provided by Buyer to Seller, (iv) is required to be furnished or disclosed by applicable Law (including the rules of any security exchange) or (v) is compelled to be disclosed or provided by judicial or administrative process. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller (to the extent not prohibited by Law) shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts at the sole expense and cost of Buyer to obtain an appropriate protective order or other

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reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Seller and its Affiliates shall be entitled to disclose any information to their auditors, attorneys and other professional advisors who are subject to a duty of confidentiality owed with respect to such information. Seller shall be responsible for any breach or violation of this Section 6.06 by any of its or its Affiliates’ Representatives, except for any Representative that agrees in writing with Buyer and the Operator to be bound by this Section 6.06.
Section 6.07 Non-Competition; Non-Solicitation.
(a)For a period of three (3) years commencing on the Closing Date, Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) engage in or knowingly assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, knowingly induce or knowingly encourage any material supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship with the Business; provided, however, that for all purposes of this Agreement, marinas, campgrounds, RV parks and lodging shall only be deemed to be a Restricted Business with respect to a Park that has such facilities on the Closing Date (and, in such case, only to the extent such Park has any such facilities). Notwithstanding the foregoing, nothing herein shall preclude Seller or any of its Affiliates from: (w) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or other established securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (x) exercising their respective rights or performing or complying with their respective obligations under or as contemplated by this Agreement or the Ancillary Documents or (y) acquiring and operating any Person or business if less than 15% of such Person’s or business’s aggregate gross revenue are attributable to a business, unit or division that constitutes a Restricted Business.
(b)For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), without the prior written consent of the Operator, with such consent to be given in the Operator’s sole discretion, Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, solicit any full time employee who is offered employment by the Operator or any of its Affiliates pursuant to Section 6.05(a), or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from soliciting (i) any employee whose employment has been terminated by the Operator, (ii) any employee whose employment has been terminated for “good cause” or (iii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)For the Restricted Period, without the prior written consent of Seller, with such consent to be given in Seller’s sole discretion, Buyer and the Operator shall each not, and shall each not permit any of their respective subsidiaries to, directly or indirectly, solicit those Persons listed on Section 6.07(c) of the Seller Disclosure Schedules (collectively, the “Seller Restricted Employees”), or encourage any Seller Restricted Employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any Seller Restricted Employee; provided, that nothing in this Section 6.07(c) shall prevent Buyer, the Operator or any of their respective Affiliates from soliciting (i) any Seller Restricted Employee whose employment has been terminated by Seller, (ii) any Seller Restricted Employee whose employment has been terminated for “good cause” or (iii) after 180 days from the date of termination of employment, any

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Seller Restricted Employee whose employment has been terminated by such Seller Restricted Employee.
(d)Seller, the Operator and Buyer each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Seller, the Operator or Buyer, as the case may be, for which monetary damages would not be an adequate remedy, and each party hereto hereby agrees that in the event of a breach or a threatened breach by Seller, the Operator or Buyer of any such obligations, Buyer, the Operator or Seller, as the case may be, shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)Seller, the Operator and Buyer each acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer, the Operator or Seller, as the case may be, and constitute a material inducement to Buyer, the Operator and Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section
6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08    Governmental Approvals and Consents.
(a)Each party hereto shall, as promptly as possible, but no later than fifteen (15) Business Days after the date of this Agreement, (i) make, or cause or be made, all filings and submissions, if any, required under any Law applicable to such party or any of its Affiliates; and
(ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities, including with respect to Permits and Environmental Permits, that may be or become necessary for the execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties other than Governmental Authorities (which are governed by Section 6.08(a)) that are described in Section 4.03 of the Seller Disclosure Schedules (each, a “Third-Party Consent”). Notwithstanding anything in this Agreement to the contrary, neither Seller, Buyer nor any of their respective Affiliates shall be required to compensate any third party, commence or participate in any action or proceeding or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third-Party Consent. For the avoidance of doubt, no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (i)

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the failure to obtain any Third-Party Consent or (ii) any action or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third-Party Consent.
(c)Without limiting the generality of the parties’ undertakings pursuant to subsections
(a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any scheduled meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
Section 6.09 Books and Records.
(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years from the Closing Date, Buyer and the Operator shall each, as applicable:
(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii)upon reasonable notice with a necessary business purpose, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six (6) years from the Closing Date, Seller shall:

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(i)retain copies of the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)upon reasonable notice with a necessary business purpose, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)Neither Buyer, the Operator nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law. All information received by Buyer, the Operator or Seller, as applicable, and given by or on behalf of Seller, the Operator or Buyer, as applicable, in connection with this Agreement and the transactions contemplated hereby will be held by such party and its Representatives pursuant to the terms of the Confidentiality Agreement and Section 6.06, as applicable.
Section 6.10 Closing Conditions. From the date of this Agreement until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.11 Public Announcements. Buyer and Seller each shall issue a mutually agreeable press release regarding this Agreement and the transactions contemplated hereby promptly following the date of this Agreement. Unless otherwise required by applicable Law or the rules or obligations of any securities exchange (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of such announcement.
Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 6.13    Wrong Pockets.
(a)If at any time after the Closing, Seller or any of its Affiliates (i) receives any payment, remittance or other amount in respect of the operation of the Business following the Closing or (ii) is in possession of a Purchased Asset, or the proceeds thereof, or an Assumed Liability, then, in each case, Seller shall promptly notify Buyer and the Operator of its receipt or possession of such payment, asset or liability and transfer, or cause its applicable Affiliate to transfer, such funds or assets or liabilities to Buyer or the Operator (or its designee) as soon as reasonably practicable upon identification thereof, for no additional consideration and at no additional cost to Buyer or the Operator (and Buyer or the Operator, as the case may be, shall agree to execute any agreements reasonably requested by Seller to evidence the assumption of such liability). Prior to any such transfer, Seller shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Buyer and the Operator (or its designee) such funds or assets and provide to Buyer and the Operator (or its designee) all of the benefits arising from such funds or assets or burdens arising from such liability and otherwise cause such funds or assets or liabilities to be used as reasonably instructed by Buyer or the Operator.
(b)If at any time after the Closing, Buyer or the Operator or any of its Affiliates (including the Transferred Entities) has retained or received or otherwise comes to possess any

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Excluded Asset or Excluded Liability, Buyer or the Operator or such Affiliate will promptly notify Seller of its possession of such asset or liability and transfer, or cause its applicable Affiliate to transfer, such asset or liability to Seller or its designee as soon as reasonably practicable upon identification thereof, for no additional consideration and at no additional cost to Seller (and Seller shall agree to execute any agreements reasonably requested by Buyer or the Operator to evidence the assumption of such Excluded Liability). Prior to any such transfer, Buyer or the Operator shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Seller (or its designee) such assets and provide to Seller (or its designee) all of the benefits arising from such assets or burdens arising from such liability and otherwise cause such assets or liabilities to be used as reasonably instructed by Seller.
Section 6.14 Tax Matters.
(a)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall, in each case, be borne and paid by the Person liable to pay the applicable Transfer Taxes by Law and custom when due. The Person liable to pay such Transfer Taxes shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller, Buyer or the Operator, as the case may be, shall cooperate with the other party with respect thereto as necessary).
(b)Allocation of Certain Taxes. In the case of any Straddle Period, (i) in the case of Taxes that are real property Taxes or personal property Taxes, be deemed equal to the amount of such Taxes for the entire taxable period multiplied by a fraction (x) the numerator of which is the number of days in the taxable period ending on the Closing Date and (y) the denominator of which is the number of days in such Straddle Period and (ii) in the case of all other Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.
(c)Preparation of Tax Returns. Seller or its Affiliates will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Transferred Entities relating to income Taxes for any Pre-Closing Tax Period to the extent included in any consolidated, combined, affiliated, unitary or similar Tax filing of the Seller or its respective Affiliates under applicable Law (collectively, the “Seller Prepared Tax Returns”). All deductions resulting from or attributable to any transaction tax deductions shall be allocated to the taxable period (or portion thereof) ending on or before the Closing Date to the extent properly allocable to a Pre-Closing Tax Period of a Transferred Entity and shall be reflected on such Tax Returns. Buyer or the Operator, as applicable, shall prepare, or shall cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Transferred Entities acquired by it the due date of which is after the Closing Date that are not Seller Prepared Tax Returns (collectively, the “Buyer Prepared Tax Returns”). Buyer or the Operator, as applicable, shall prepare any Buyer Prepared Tax Returns for Pre-Closing Tax Periods in a manner consistent with the past custom and practice of the applicable Transferred Entities except as otherwise required by applicable Law. To the extent Taxes are shown as due and payable on a Buyer Prepared Tax Return for which the Purchase Price may be affected or Seller or its Affiliates may be responsible, Buyer or the Operator, as applicable, shall furnish a draft copy of such Buyer Prepared Tax Return to the Seller for review and comment no later than thirty (30) days before the due date for filing such Buyer Prepared Tax Returns (including extensions thereof). Seller shall provide any comments no later than ten (10) Business Days prior

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to such due date, and Buyer or the Operator, as applicable, shall reflect such comments to the extent such comments are reasonable.
(d)Tax Proceedings.
(i)Buyer or the Operator, as applicable, shall promptly notify the Seller in writing upon receipt by the Buyer or the Operator, as applicable, or any of their respective Affiliates (including, following the Closing and for the avoidance of doubt, any applicable Transferred Entity) of any communication from a Tax Authority concerning any pending or threatened audit, claim, demand or administrative or judicial proceeding (a “Tax Claim”) relating to Taxes that are Excluded Liabilities or that could otherwise affect the Seller or any of its Affiliates, and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure of the Buyer or the Operator, as applicable, to provide such notice shall not release the Seller from any of its obligations under this Agreement except to the extent the Seller is materially prejudiced by such failure.
(ii)Seller shall have the exclusive right to control any Tax Claim to the extent that any such Tax Claim relates to Taxes that are Excluded Liabilities that could otherwise affect the Seller or any of its Affiliates. To the extent that any Tax Claim could affect the Seller or any of its Affiliates, neither the Buyer nor any of its Affiliates shall settle such Tax Claim without the Seller’s consent, not to be unreasonably withheld, conditioned or delayed.
(e)Refunds. Any Tax refund (or similar credit or offset against Taxes) with respect to any Pre-Closing Tax Period and received after the Closing Date by Buyer or the Operator, as applicable, or any of their respective Affiliates (including, for the avoidance of doubt, any Transferred Entities) (any such refund, a “Pre-Closing Tax Refund”) shall be for the account of Seller to the extent such amounts did not reduce the Tax Liability Amount or otherwise operate to increase the Purchase Price. Buyer or the Operator, as applicable, shall promptly file for, and diligently pursue, each Pre-Closing Tax Refund and shall pay, or cause to be paid, to Seller an amount equal to any refund (or similar credit or offset against Taxes) to which Seller is entitled to under this Section 6.14(e) promptly after receipt or utilization thereof.
(f)Post-Closing Actions. Neither Buyer nor the Operator, as applicable, shall, and shall not permit any of its respective Affiliates (including, after the Closing for the avoidance of doubt, the applicable Transferred Entities) to (a) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to any Pre-Closing Tax Period, (b) voluntarily approach any Tax Authority regarding any Taxes or Tax Returns relating to a Pre-Closing Tax Period, (c) make, revoke or change any election with respect to any Transferred Entity that has retroactive effect to any Pre-Closing Tax Period, (d) take any action relating to Taxes, or that could create adverse Tax consequences to Seller after the Closing Date, that is outside the ordinary course of business (other than as expressly contemplated by this Agreement), or (d) compromise, concede, or settle any Tax liability of any Transferred Entity with respect to any Pre-Closing Tax Period, in each case without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.
(g)Tax Cooperation. From and after the Closing, Buyer and Seller shall: (i) reasonably assist (and cause its respective Affiliates to reasonably assist) the other party in preparing any Tax Returns or reports with respect to a Pre-Closing Tax Period that such other party is responsible for preparing and filing with respect to the Transferred Entities, and Buyer shall

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cause the Transferred Entities to retain all records related to Taxes for a reason amount of time after the Closing Date, and shall deliver such records to Seller at Seller’s request; (ii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Pre-Closing Tax Period of any of the Transferred Entities; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes for a Pre-Closing Tax Period of any of the Transferred Entities (which, for the avoidance of doubt, does not include any such items relating to the Seller Consolidated Tax Return); and (iv) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to Taxes for which the other party may be liable.
(h)Termination of Existing Tax Sharing Agreements. Notwithstanding anything to the contrary in this Agreement, all liabilities, obligations and other rights between any member of Seller (or any of its subsidiaries), on the one hand, and any Transferred Entity taxed as a corporation for federal income tax purposes, on the other hand, under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.
(i)Tax Treatment; Elections. The Parties acknowledge and agree that:
(i)because each of the Transferred Entities (other than Six Flags Great Escape L.P., Great Escape Theme Park L.P. and Great Escape Rides L.P.) will, immediately following the actions contemplated by Section 6.26 and at the time of the Closing, be classified as disregarded entities within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(ii), the acquisition of the equity interests in each such Transferred Entity shall be treated for United States federal and applicable state and local income Tax purposes as a taxable purchase and sale of the assets of such Transferred Entity by Seller (or Seller’s Affiliates to the extent that such Affiliate is the legal transferor of the Transferred Entity and is a regarded entity for federal income tax purposes). The allocation of the portion of the Purchase Price attributable to the deemed purchased assets, respectively, shall be made among such assets in accordance with Section 2.07. The applicable Parties shall file all applicable United States federal and state income Tax Returns in a manner consistent with Section 2.07 and this Section 6.14(i)(i) and shall not take any position inconsistent with such treatment in any income Tax Return or in an audit or other proceeding with respect to income Taxes.
(ii)at the request of the Operator, Seller and the Operator shall jointly make or cause to be made, and shall take or cause to be taken, any and all actions necessary to effect, an election under Section 338(h)(10) of the Code (and any corresponding election under state and local Law) with respect to the purchase and sale of the equity interests of Six Flags Great Escape L.P., and agree to take all necessary steps to make such an election for each of Great Escape Theme Park LP and Great Escape Rides LP in accordance with Treasury Regulations Sections 1.338(h)(10)-1(d)(3)(ii), 1.338(h)(10)-(d)(4)(ii), and 1.338(h)(10)-1(e) (collectively, the “Section 338(h)(10) Election”). If the Operator requests the Section 338(h)(10) Election, Seller and the Operator shall, within ten (10) days prior to the date such forms are required to be filed under Applicable Law, exchange completed and executed copies of IRS Forms 8023 and 8883, required schedules thereto, and any similar state or local. The completed and executed IRS Forms 8883 shall reflect the Allocation Schedule pursuant to Section 2.07. If the Section 338(h)(10) Election is made, Seller and the Operator shall report the purchase and sale of Six Flags Great Escape L.P., Great Escape Theme Park L.P. and Great Escape Rides L.P. consistent with the treatment of the purchase of such equity interests as a “qualified stock purchase” and

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consistent with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.
Section 6.15 Operator. Following the Closing, for a period of five (5) years the Operator agrees that it shall not transfer, assign, deliver, convey or otherwise dispose of any Purchased Entity Equity or any material portion of the Purchased Assets, in each case that it acquires under the terms of this Agreement, unless it provides for the express assumption of its indemnification obligations hereunder by the acquirer of such assets and such acquirer has at least the same value of assets that the Operator will have following the Closing. In addition, and without limiting the foregoing, the Operator will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of its indemnification obligations hereunder.
Section 6.16 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.17 Pre-Closing Sharing of Data. The parties hereto acknowledge and agree that the Personal Information disclosed or made available by Seller to Buyer and the Operator in connection with this Agreement and any Ancillary Documents (the “Transaction Personal Information”) is necessary for the purposes of enabling Buyer and the Operator to perform their obligations under this Agreement and consummate the transactions contemplated by this Agreement. Buyer and the Operator shall, at all times, comply in all material respects with applicable Laws relating to the collection, use, processing, storage, transfer or protection of any Personal Information, and not use, disclose or process the Transaction Personal Information for any purposes other than those related to the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, or any other similar purposes or as required by Law. Buyer and the Operator shall take reasonable and appropriate steps to protect the Transaction Personal Information by applying a standard of care at least as protective of such information as Buyer’s and the Operator’s, as applicable, current policies, practices, or procedures applicable to Personal Information and other sensitive data, but in any event by applying at least a reasonable standard of care. If the transactions contemplated by this Agreement do not proceed, Buyer and the Operator shall each return to the Seller or, at the Seller’s request, securely destroy and/or (at the Seller’s request) return to the Seller, as applicable, the Transaction Personal Information including all copies, reproductions, summaries or extracts thereof, within a reasonable period of time; provided, that neither Buyer nor the Operator will not be required to erase Transactional Personal Information contained in an archived computer system backup made in accordance with Buyer’s or the Operator’s, as applicable, security and/or disaster recovery procedures, provided that such archived copy shall (i) be erased or destroyed in the ordinary course of such party's data processing procedures and (ii) shall remain fully subject to the obligations contained in this Section 6.17.
Section 6.18 Contact with Business Relations. Except for the individuals listed on Section
6.18 of the Seller Disclosure Schedules, neither Buyer nor the Operator is authorized to and shall not (and shall not permit any of their respective Representatives or Affiliates to) contact any officer, director, manager or employee of the Business or any Person known to Buyer or the Operator, as applicable, to be a customer, supplier, distributor, lessor, lessee, licensor or other material business relation of the Business, Seller or its subsidiaries (each, a “Business Relation”) prior to the Closing without the coordination of Seller in connection with, or relating to, the transactions contemplated hereby, in each case, except (i) Buyer and the Operator may contact employees of the Business directly in accordance with terms of Section 6.05; provided, that a member of Seller’s human resources department is either present (whether

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in-person or virtually) for such communications or on copy with respect to all email communications sent by Buyer or the Operator, and (ii) Buyer or the Operator, as applicable, may contact any Business Relation that is also a customer, supplier, distributor, lessor, lessee, licensor or other material business relation of Buyer or the Operator, as applicable, as of the date of this Agreement, in the ordinary course of business unrelated to the transactions contemplated hereby.
Section 6.19 Excluded Intellectual Property. Buyer may continue to use the Excluded Intellectual Property in substantially the same manner that the Excluded Intellectual Property are used in connection with the Business immediately prior to the Closing; provided that Buyer shall cease all uses of the Excluded Intellectual Property as promptly as practicable following the Closing and, in any event, no later than December 31, 2026. Following such period, Buyer shall not make any use of any of the Excluded Intellectual Property, except that nothing in this Section 6.19 shall prohibit Buyer from using any of the Excluded Intellectual Property in a text-only form in connection with historical, tax, employment or similar references to the Business, for purposes of financial statements, prospectus, periodic reports and similar disclosures as are necessary and appropriate to describe the historical relationship of Buyer and Seller or as otherwise required to comply with applicable Law. Buyer shall not contest the validity, enforceability or ownership of any of the Excluded Intellectual Property. As promptly as practicable following the Closing and, in any event, no later than December 31, 2026, Buyer shall change the name of each Park that includes an Excluded Intellectual Property to a new park name that does not include the name “Schlitterbahn”, “Six Flags” or any other Excluded Intellectual Property. Buyer shall deliver such name change to Seller, including the filing and receipt documents issued in connection with such name change, promptly after implementing the name change.
Section 6.20 Galveston Park Closing. If, despite the parties hereto taking the actions set forth on Section 6.20 of the Seller Disclosure Schedules, all of the conditions to Closing in Article VII, other than Section 7.02(a) with respect to the Galveston Park, have been satisfied or waived (if legally permitted), the parties hereto shall proceed to close the transactions contemplated by this Agreement on the date contemplated by Section 3.01 with respect to all Parks (other than the Galveston Park) and shall close with respect to the Galveston Park promptly upon receipt of the satisfaction of Section 7.02(a) with respect to Galveston Park. In such event, (a) the parties hereto shall work together in good faith to appropriately adjust the terms of this Agreement to implement the delayed closing with respect to the Galveston Park in a manner that preserves each party’s rights and obligations under this Agreement to the extent commercially practicable and (b) the Drop Dead Date with respect to the closing of the Galveston Park shall be extended to September 15, 2026. In the event that the closing of the Galveston Park has not occurred by June 1, 2026, the parties hereto agree to work together in good faith to adjust the terms of this Agreement so that the closing of the Galveston Park will have an economic effect of a closing with respect to the Galveston Park as of June 1, 2026.
Section 6.21 Insurance. Effective as of the Closing, the Transferred Entities shall cease to be covered by any Insurance Policies of Seller or any of its Affiliates. After the Closing Date, if Seller submits a claim under any of the Insurance Policies relating to the Excluded Assets, the Excluded Liabilities or any event related to, arising under or in connection with the Business that occurred prior to the Closing Date, then Buyer and the Operator shall use their respective reasonable best efforts to assist Seller in the recovery of any losses claimed against any of the Insurance Policies, including providing Seller with information in the possession of the Transferred Entities and access to Business Employees that relate to such claims. From and after the Closing Date, Buyer and the Operator shall be responsible for securing all insurance that they consider appropriate for the operation and ownership of the Business. Buyer and the Operator further covenant and agree not to seek or assert or to exercise any right or claim for any event, act, error, accident, omission, incident or other form of occurrence that occurs after the Closing with respect to the Business under or in respect of any past or current Insurance Policy under which a Transferred Entity is a named insured.

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Section 6.22    Pre-Closing Litigation.
(a)From and after the Closing, Seller shall, at its sole cost and expense, assume and control the defense, negotiation, and resolution of all Actions by or against a third party in connection with or relating to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring prior to the Closing and relating to, in connection with or arising from the Business, the Transferred Entities, the Purchased Assets or the Assumed Liabilities (“Pre-Closing Litigation”). Seller shall defend such Pre-Closing Litigation diligently and in good faith. Seller shall keep Buyer and the Operator reasonably informed of all material developments in any Pre-Closing Litigation, including by providing Buyer and the Operator with copies of material pleadings, motions, briefs and correspondence promptly upon request. Buyer and the Operator and their respective Representatives shall have the right, at Buyer's and the Operator’s, as applicable, sole cost and expense, to participate in (but not control) the defense of any Pre-Closing Litigation, including by attending hearings, depositions, and other proceedings and by consulting with Seller regarding defense strategy; provided, that, all strategy shall ultimately be determined in Seller’s sole discretion.
(b)Notwithstanding the foregoing, Seller shall not be entitled to assume or maintain control of the defense of any Pre-Closing Litigation if (i) such Pre-Closing Litigation seeks an injunction, specific performance, or other equitable relief against Buyer, the Operator or any Transferred Entity, or any of their respective Affiliates, (ii) such Pre-Closing Litigation involves potential criminal liability or allegations of fraud against Buyer, the Operator or any Transferred Entity, (iii) Seller fails to defend such Pre-Closing Litigation, (iv) such Pre-Closing Litigation would reasonably be expected to result in a material adverse effect on the Business or (v) Seller files for bankruptcy. In any such event, Buyer or the Operator shall have the right to assume control of the defense of such Pre-Closing Litigation at Seller’s sole cost and expense, using counsel of Buyer's or the Operator’s, as applicable, choosing (subject to Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed), and Seller shall use its reasonable best efforts to cooperate with Buyer and the Operator in connection therewith.
(c)Seller shall not settle, compromise, or consent to the entry of any judgment with respect to any Pre-Closing Litigation without the prior written consent of Buyer and the Operator (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that neither Buyer's nor the Operator’s consent shall not be required if such settlement (i) involves solely the payment of monetary damages (all of which shall be paid in full by Seller), (ii) does not involve any finding or admission of any violation of Law against any Transferred Entity that would reasonably be expected to materially and adversely impact the operations of the Business, (iii) does not impose any injunctive or other equitable relief against, or forbearance by, Buyer, the Operator, or any Transferred Entity, or require any material modification to the operation of the Business,
(iv) would not reasonably be expected to have an adverse effect in any material respect on the business, operations, assets, liabilities, condition (financial or otherwise), or reputation the Business and (v) includes a complete and unconditional release of Buyer, the Operator and the Transferred Entities from all Liability with respect to such Pre-Closing Litigation, unless any such Liabilities would be indemnifiable under this Agreement. Seller shall provide Buyer and the Operator with written notice of any proposed settlement for which their consent is required, which notice shall include the material terms of the proposed settlement, including any monetary payment, non-monetary relief, or admission of liability contemplated thereby. If Buyer or the Operator fails to deliver written notice to Seller of its consent or objection to the proposed settlement within four (4) Business Days following receipt of Seller’s notice of the proposed settlement, Buyer or the Operator, as applicable, shall be deemed to have consented to such proposed settlement.

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(d)Each of Buyer and the Operator shall, and shall cause the Transferred Entities acquired by it (and its and their respective officers and employees) to, cooperate reasonably with Seller in connection with the defense of any Pre-Closing Litigation, including by making available to Seller, upon reasonable advance notice and during normal business hours, employees of the Business who may have knowledge of facts relevant to such Pre-Closing Litigation and by providing access to relevant books, records, and documents; provided that such cooperation shall not unreasonably disrupt the normal business operations of Buyer, the Operator or any Transferred Entity, and Seller shall reimburse Buyer or the Operator, as applicable, for all reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.
Section 6.23 Overhead and Shared Services; Termination of Intercompany Balances and Intercompany Agreements. Buyer acknowledges that Seller and its subsidiaries provide Overhead and Shared Services to the Business and the Retained Businesses that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement. Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts between the Seller or any of its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including, if so determined by Seller or any of its Affiliates removing from any Transferred Entity any or all cash amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Intercompany balances and accounts solely among any of the Transferred Entities shall not be affected by the above provisions of this Section 6.23. Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Ancillary Documents to be entered into in connection with this Agreement, all Intercompany Agreements shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.
Section 6.24 Social Media Accounts. The parties acknowledge and agree that (i) Seller shall transfer the social media accounts, usernames or handles included in the Purchased Assets to the Operator solely to the extent permitted under the terms of the applicable social media platforms and (ii) any liability associated with any transfer of the social media accounts, usernames or handles in violation of the terms of the applicable social media platforms or any other violation that subsequently results from the transfer, including the ownership, use and operation of the transferred accounts, shall be deemed an Assumed Liability under this Agreement. The parties further acknowledge that such social media platforms may suspend, terminate, reclaim or otherwise restrict access to the accounts at their sole discretion. As promptly as practicable following the Closing, contemporaneously with the change of the Park names pursuant to Section 6.19, and in any event, no later than December 31, 2026, the Operator shall change each social media account, username, or handle included in the Purchased Assets that includes “Schlitterbahn” or “Six Flags” to a new social media account, username or handle that does not include “Schlitterbahn” or “Six Flags”. The Opreator shall deliver evidence of such change to Seller promptly after implementing the change.
Section 6.25    2026 Operating Season Planning.
(a)The parties acknowledge that certain Parks may open for the 2026 operating season (each such opening, a “2026 Season Opening”) prior to the Closing Date but after the date of this Agreement.
(b)Subject to Section 6.01 and Section 6.25(e), from the date of this Agreement until the Closing, Seller shall use commercially reasonable efforts to consult in good faith with the

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Operator with respect to the planning, preparation and conduct of the Parks for the 2026 operating season (the “2026 Season Operations”), including with respect to:
(i)material pre-opening tasks and preparations for each 2026 Season Opening;
(ii)marketing, advertising and promotional activities relating to the 2026 Season Operations that are not in the ordinary course and consistent with past practice;
(iii)material vendor, supplier and contractor engagements relating to the 2026 Season Operations; and
(iv)such other operational matters relating to the 2026 Season Operations as Operator may reasonably identify.
(c)Within five (5) days after the date of this Agreement, Seller shall deliver to Operator Seller’s preliminary operating budget for the 2026 Season Operations for each Park (each, a “2026 Season Budget”), which 2026 Season Budget shall set forth in reasonable detail the anticipated revenues, expenses and capital expenditures associated with the 2026 Season Operations at the applicable Park. Seller shall promptly deliver to the Operator the final 2026 Season Budget after it is approved by Seller’s Board of Directors.
(d)From the date of this Agreement until the Closing, Seller shall use commercially reasonable efforts to:
(i)furnish the Operator with such information and reports relating to the 2026 Season Operations as Operator may reasonably request; and
(ii)give due consideration to any recommendations or input provided by the Operator relating to the 2026 Season Operations, including with respect to the matters described in Section 6.25(b).
(e)For the avoidance of doubt, nothing in this Section 6.25 shall:
(i)require Seller to take any action, or refrain from taking any action, that would (A) violate any applicable Law or Governmental Order, (B) breach any Material Contract or Permit, or (C) be reasonably likely to result in a Material Adverse Effect or impact the Business or the Purchased Assets in any material respect;
(ii)limit Seller’s ability to respond to an Emergency; or
(iii)be deemed to give Buyer or the Operator any rights to control or direct the Business or the operations of the Transferred Entities or the Parks prior to the Closing, it being acknowledged and agreed that Seller shall retain complete control and supervision of the operations of the Transferred Entities and the Business until the Closing.
(f)Each of Seller and the Operator shall cooperate in good faith to implement the intent of this Section 6.25, including by holding periodic meetings to discuss the status of the 2026 Season Operations and any matters arising thereunder.
Section 6.26    Pre-Closing Restructuring.

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(a)Prior to the Closing, Seller shall, and shall cause its subsidiaries to take, all actions necessary, including the execution and delivery of bills of sale, deeds, assignments of leases, assignment and assumption agreements and intellectual property assignments in form and substance reasonably satisfactory to Buyer and the Operator, to cause the following to exist immediately prior to the Closing (the “Pre-Closing Restructuring”):
(i)all Purchased Assets shall be owned by a Transferred Entity;
(ii)all Assumed Liabilities shall be obligations of a Transferred Entity;
(iii)no Excluded Assets shall be owned by any of the Transferred Entities;
(iv)all Excluded Liabilities shall be the obligations of Seller or one of its subsidiaries (other than a Transferred Entity); and
(v)all Contracts of the Transferred Entities, other than Retained Contracts, shall be terminated or assigned to, and assumed by, Seller or one of its subsidiaries (other than a Transferred Entity).
(b)Each of the Transferred Property Entities shall be formed as a Delaware limited liability company.
(c)Seller shall, or shall cause, the Intellectual Property Assets that are Purchased Assets used in connection with each Park to be assigned to the Transferred Property Entity that owns or leases the Real Property on which such Park is located. As of the Closing, each Transferred Property Entity shall own or lease only the Real Property on which the related Park is located, the associated Intellectual Property Assets that are Purchased Assets and Books and Records.
(d)Seller shall, or shall cause any of its subsidiaries that currently owns any Owned Real Property to, grant and convey marketable and insurable fee simple absolute title to each Owned Real Property to the applicable Transferred Property Entity by special warranty deed or limited warranty deed, as applicable, substantially in the form attached hereto as Exhibit A (each, a “Deed”) duly executed and notarized by Seller (or the applicable Transferred Entity that currently owns the Owned Real Property). Each Deed shall be subject only to the Permitted Encumbrances for the applicable Owned Real Property.
(e)With respect to the Galveston Lease (as defined on Section 4.10(b) of the Seller Disclosure Schedules), Seller shall, or shall cause its applicable subsidiary to, execute and deliver an Assignment and Assumption of Lease substantially in the form previously approved by the City of Galveston pursuant to that certain Assignment of Lease Agreement, by and between Galveston Island Waterpark, LLC and the City of Galveston, Texas, approved June 27, 2019, duly executed and notarized by Seller (or its applicable subsidiary) assigning the Galveston Lease to the applicable Transferred Property Entity, subject only to the Permitted Encumbrances for the Leased Real Property subject to the Galveston Lease.
(f)Each Deed and the Assignment and Assumption of Lease shall be delivered to the Escrow Agent in advance of the Closing and be accompanied by such documentation as is necessary for proper recordation and the Title Company’s issuance of the Title Insurance Policies at Closing. Seller shall (or shall cause the applicable Transferred Entities to) also execute and deliver customary owner’s, non-imputation and broker’s lien affidavits in the form of Exhibit F attached hereto.

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(g)Seller shall (or shall cause the applicable Transferred Entities to) complete and file all transfer tax, documentary stamp tax, certificate of value and similar forms required as part of the recordation of each Deed or Assignment and Assumption of Lease, as applicable, and transfer of the Real Property in the applicable jurisdiction; provided, that all such taxes, fees and charges due and owing with respect to such Real Property transfers and Buyer’s underlying equity acquisitions of the Transferred Property Entities pursuant to this Agreement shall be allocated between Buyer and Seller in accordance with Section 10.01.
ARTICLE VII CONDITIONS TO CLOSING
Section 7.01 Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by the parties to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:
(a)No Governmental Order by a Governmental Authority of competent jurisdiction shall be in effect that makes the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits consummating such transactions. No Person specified in Section 7.01(a) of the Seller Disclosure Schedules shall have taken any of the actions set forth on such schedule.
(b)Seller and Buyer’s Affiliate shall simultaneously with the Closing complete the La Ronde Transaction; provided that, to the extent the La Ronde Transaction is not capable of being completed when the Closing could otherwise occur under the terms hereof as a result of not yet receiving any required approvals of Governmental Authorities in respect of such transaction, then this condition to Closing shall be deemed to be satisfied, and the Closing shall proceed hereunder notwithstanding the delayed closing of the La Ronde Transaction.
Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement additionally shall be subject to the fulfillment (or waiver by Buyer to the extent permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.03(c) (solely with respect to the matters set forth on Section 7.02(a) of the Seller Disclosure Schedules), Section 4.20 and Section 4.21, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.03(c) (solely with respect to the matters set forth on Section 7.02(a) of the Seller Disclosure Schedule), Section 4.20 and Section 4.21 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address

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matters only as of a specified date, which representations and warranties shall have been so true and correct in all material respects as of such date).
(b)Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)From the date of this Agreement, there shall not have occurred and be continuing, any Material Adverse Effect.
(d)Seller shall have cured any Title Objection to Buyer’s reasonable satisfaction.
(e)Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries required by Section 3.02(a).
(f)[reserved.]
(g)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).
(h)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(i)Buyer and the Operator shall have received either a duly executed IRS Form W-9 or a certification of non-foreign transferor status pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”), in either case certifying that Seller, and each of Seller’s Affiliates (or the regarded owner of such Affiliate for federal income tax purposes) that owns any of the Purchased Assets, is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller and each such subsidiary; provided, however, that in the event that Seller fails to deliver such IRS Form W-9 or FIRPTA Certificate, the sole recourse of Buyer and the Operator shall be to withhold payments made pursuant to this Agreement in accordance with Section 2.08.
(j)Buyer shall have obtained agreements from the parties set forth on Section 7.02(j) of the Seller Disclosure Schedules in respect of the matters set forth on such section of the Seller Disclosure Schedules.
Section 7.03 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement additionally shall be subject to the fulfillment (or waiver by Seller to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of Buyer and the Operator contained in Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04, the representations and warranties of Buyer and the Operator contained in this Agreement shall be true

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and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and the Operator’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyer and the Operator contained in Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date (except for those representations and warranties that address matters only as of a specified date, which representations and warranties shall have been true and correct in all material respects as of such date).
(b)Buyer and the Operator each shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)Buyer and the Operator shall have delivered, or caused to be delivered, to Seller
(i) the payment required pursuant to Section 3.02(b)(i), (ii) duly executed counterparts to the Ancillary Documents, and (iii) such other documents and deliveries required pursuant to Section 3.02(b).
(d)Buyer and the Operator shall have delivered the Escrow Agent the payments required pursuant to Section 3.02(c).
(e)Seller shall have received (i) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”) and (ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Operator, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Operator Closing Certificate”).
(f)Seller shall have received (i) a certificate of the Secretary or an Assistant Secretary (or other officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) a certificate of the Secretary or an Assistant Secretary (or other officer) of the Operator certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Operator authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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ARTICLE VIII INDEMNIFICATION
Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03(a), Section 4.20, Section 4.21, Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i) and Section 5.04 shall survive the Closing and shall remain in full force and effect until the sixth anniversary of the Closing Date, and (ii) Section 4.19 shall survive for the full period of all applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days) (such survival periods, each, an “Outside Claim Date”). All covenants and agreements of the parties required to be performed prior to the Closing shall survive until the date that is four (4) months from the Closing Date and all other covenants and agreements of the parties which contemplate performance after the Closing shall survive the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.
Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after Closing, Seller shall indemnify and defend each of Buyer, the Operator and their respective Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees, without duplication, based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and
(c)any Excluded Asset or any Excluded Liability.
Section 8.03 Indemnification By Buyer and the Operator. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer and the Operator shall each, with respect to its own breaches only, indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer or the Operator, as applicable, contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or the Operator, as applicable, pursuant to this Agreement or the agreements to be entered into pursuant to Section 7.02(j); and
(c)any Purchased Asset or Assumed Liability; provided, however, that only the Operator shall be liable to Seller Indemnitees with respect to the Assumed Liabilities.
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)The aggregate amount of all Losses for which any party may be liable pursuant to
(I) Section 8.02(a) and Section 8.02(b) or (II) Section 8.03(a) and Section 8.03(b) shall not exceed the Purchase Price.
(b)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until (I) the aggregate amount of all Losses in respect of any claim or series of related claims exceeds $20,000 and (II) the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds one half of one percent (0.5%) of the Purchase Price (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed ten percent (10%) of the Purchase Price (the “Cap”).
(c)Buyer and the Operator shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until (I) the aggregate amount of all Losses in respect of any claim or series of related claims exceeds $20,000 and (II) the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer and the Operator shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer and the Operator shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(d)Notwithstanding the foregoing, the limitations set forth in Section 8.04(b) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03(a), Section 4.20, Section 4.21, Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.03(b)(i)
and Section 5.04.
(e)For purposes of this Article VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty (other than (i) the representations and warranties set forth in Section 4.04 and Section 4.06(a), and (ii) any reference to material or a materiality qualifier in the creation of any lists required to be scheduled pursuant to the representations and warranties set forth in Article IV) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(f)No party shall be required to indemnify any other party for any otherwise indemnifiable Loss to the extent such Loss is specifically included in the final calculations of the Closing Statement. In no event may an Indemnified Party be entitled under this Agreement to duplicate monetary recovery for the same Losses.

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(g)Each Indemnified Party shall use commercially reasonable efforts to avoid or mitigate any Loss for which it is entitled to seek indemnification hereunder (which such efforts, for the avoidance of doubt, shall not obligate any Indemnified Party to file a lawsuit against any third party). Notwithstanding anything to the contrary contained in this Agreement as it relates to any claim for indemnification pursuant to Section 8.02 or Section 8.03, each party hereto shall, and shall cause its affiliated Indemnitees to, use commercially reasonable efforts to seek recovery, at its or their own expense, under all applicable insurance policies, and indemnification or reimbursement rights covering any such claim; provided, that, nothing in the foregoing shall (i) require any Indemnified Party to commence litigation against any insurer or (ii) limit such Indemnified Party’s ability to simultaneously seek or obtain recovery against the indemnifying party hereunder. The amount of any Losses for which indemnification is provided under this Article VIII will be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnity, contribution or other third party recoveries with respect to such Losses, net of any expenses, including Taxes incurred in connection with such recovery. To the extent that an Indemnified Party receives any amount under insurance coverage or other recovery with respect to a matter for which an Indemnified Party has previously obtained payment in indemnification pursuant to this Article VIII, Buyer or Seller (or their respective applicable Indemnitee), as the case may be, shall, as soon as reasonably practicable after receipt of such insurance proceeds or other recovery, pay and reimburse to the other party, the lower of (i) any prior indemnification payment and (ii) the amount of the insurance proceeds or other recovery, minus the cost and expense of pursuing such recovery.
(h)Notwithstanding anything to the contrary contained in this Agreement as it relates to any claim for indemnification pursuant to Section 8.02(c) or Section 8.03(c), no party shall be liable for any Loss incurred by an Indemnified Party relating to any Loss which is contingent only, unless and until such contingent Loss gives rise to an actual obligation to make payment.
(i)For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Buyer Indemnitees shall not be entitled to indemnification under this Agreement with respect to any Losses for which the Buyer Indemnitees are seeking indemnification that relate to, arise out of or result from (i) any environmental investigation or sampling, including any sampling of air, soil, soil gas, surface water, groundwater, building materials or other environmental media, except to the extent such investigation or sampling is required under applicable Environmental Law, Environmental Permit, Governmental Order or by a Governmental Authority; (ii) any disclosure, report or communication to, or initiation or encouragement of any action by, any Governmental Authority or other third party relating to any matters arising under Environmental Laws or Environmental Permit, in each case performed by or on behalf of any Buyer Indemnitee or any of its Affiliates, except to the extent Buyer demonstrates to Seller in advance of undertaking such investigation, sampling, disclosure, report, communication, initiation or encouragement that such action is required to be undertaken to meet the minimum requirements of any applicable Environmental Law or Environmental Permit or pursuant to the order or directive of any Governmental Authority or (iii) any cleanup, remedial action or similar activity other than as required by Environmental Law, Environmental Permit, Governmental Order or by a Governmental Authority, and then only to comply with the least stringent cleanup standards based upon the commercial or industrial use classification applicable to the property, which standards shall include, where available, natural attenuation, deed restrictions or use limitations and/or engineering controls, to the extent such mechanisms are allowed under Environmental Law, are approved by or otherwise acceptable to the applicable Governmental Authority to achieve the least stringent cleanup standards, and do not materially interfere with the use of the Purchased Assets or operation of the Business as currently conducted.

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(j)No party shall be obligated to indemnify any other party (i) with respect to any breach of any representation or warranty under Section 8.02(a) or Section 8.03(a), as applicable, of which such party seeking indemnification under this Article VIII had actual knowledge prior to the date of this Agreement, (ii) for any Losses for which a claims notice hereunder was not duly delivered prior to the applicable Outside Claim Date or (iii) with respect to any breach of any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing. Additionally, no party shall be obligated to indemnify any other party for any Losses with respect to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such first party prior to the Closing for which a claims notice hereunder is not duly delivered prior to the date that is four (4) months from the Closing Date.
Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty
(30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Upon request, the Indemnified Party shall promptly provide the Indemnifying Party any other material information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the sole power to direct and control any defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that (i) if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that is asserted directly by or on behalf of a Person that is a Material Supplier of the Business and (ii) no Indemnifying Party shall have the right to defend or direct the defense of any such Third-Party Claim (x) that seeks an injunction or other equitable relief against the Indemnified Party or (y) if an Indemnified Party has been advised in writing by reputable outside legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, that, the fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, further, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be

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waived, the Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, unless (i) the settlement includes an unconditional release of each Indemnified Party with respect to the Third-Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against any Indemnified Party and (iii) there is no finding or admission of any violation of applicable Law by the Indemnified Party. The Indemnifying Party shall have no liability with respect to any compromise or settlement of any such Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, as a result of such failure, the Indemnifying Party was materially prejudiced. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall within thirty (30) days after its receipt of such notice respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party and its Affiliates shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06 Payments; Indemnification Escrow Fund.
(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within

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fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(b)Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Seller. If Buyer or the Operator becomes entitled to any distribution of all or any portion of the Indemnification Escrow Fund pursuant to this Article VIII, Buyer, the Operator and Seller shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer or the Operator, as applicable, the amounts to be paid from the Indemnification Escrow Fund to Buyer or the Operator, as applicable, in accordance with this Agreement.
Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08 Exclusive Remedies. Subject to and except for Section 2.06, Section 6.07 and Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 2.06, Section 6.07 and Section 10.11, each party to this Agreement hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.
Section 8.09 Indemnity Escrow Release. Upon the first (1st) anniversary of the Closing Date (the “Indemnity Escrow Release Date”), Buyer, the Operator and Seller shall each provide the Escrow Agent with Release Instructions instructing the Escrow Agent to, in accordance with the Escrow Agreement, release to Seller (or its designee), the amount equal to the Indemnity Escrow Amount minus the Pending Claims Amount. In the event, and to the extent that after the Indemnity Escrow Release Date,
(a)the Pending Claims Amount is less than the unreleased portion of the Indemnity Escrow Account (the “Indemnity Subsequent Release Amount”), Buyer, the Operator and Seller shall each deliver Release Instructions instructing the Escrow Agent to release the Indemnity Subsequent Released Amount to Seller (or its designee); and
(b)any Pending Claim is resolved or settled, Buyer, the Operator and Seller shall each deliver Release Instructions instructing the Escrow Agent to release the portion of the Pending Claims Amount that relates to such Pending Claim, to (A) Buyer or the Operator, as the case may be, to the extent such resolution is in Buyer’s or the Operator’s favor, as applicable and (B) Seller, to the extent (i) such resolution is in Seller’s favor or (ii) of any excess between the portion of the Pending Claims Amount retained in respect of such Pending Claims minus the amount distributed to Buyer and/or the Operator pursuant to the immediately preceding sentence.

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Section 8.10    Post-Closing Fundamental Transaction Escrow.
(a)If, at any time during the five (5) year period following the Closing Date, Seller (i) consummates a sale, transfer, or other disposition of all or substantially all of the assets of Seller and its subsidiaries, taken as a whole, to any Person (other than Buyer, the Operator or any of their Affiliates) or (ii) consummates a division or divisive merger whereby one Person is assigned this Agreement and another Person receives all or substantially all of the assets of Seller and its subsidiaries, unless the Person receiving all or substantially all of the assets of Seller and its subsidiaries in such division is liable pursuant to the terms of such division for Seller’s obligations under Section 8.02(c) (a “Triggering Transaction”), Seller shall, within two (2) Business Days of the closing of such Triggering Transaction, deposit Five Million Dollars ($5,000,000) (the “Fundamental Transaction Escrow Amount”) into an escrow account established with the Escrow Agent on terms substantially similar to the Escrow Agreement (the “Fundamental Transaction Escrow Account”) to secure Seller's indemnification obligations under Section 8.02(c).
(b)Upon the fifth (5th) anniversary of the Closing Date (the “Fundamental Transaction Escrow Release Date”), Buyer, the Operator and Seller shall each provide the Escrow Agent with a joint written instruction (“Release Instructions”) instructing the Escrow Agent to, in accordance with the Escrow Agreement, release from the Fundamental Transaction Escrow Account to Seller (or its designee), the amount equal to the Fundamental Transaction Escrow Amount minus the Fundamental Transaction Pending Claims Amount. In the event, and to the extent that after the Fundamental Transaction Escrow Release Date,
(i)the Fundamental Transaction Pending Claims Amount is less than the unreleased portion of the Fundamental Transaction Escrow Account (the “Subsequent Release Amount”), Buyer, the Operator and Seller shall each deliver Release Instructions instructing the Escrow Agent to release the Subsequent Released Amount to Seller (or its designee); and
(ii)any Fundamental Transaction Pending Claim is resolved or settled, Buyer, the Operator and Seller shall each deliver Release Instructions instructing the Escrow Agent to release the portion of the Fundamental Transaction Pending Claims Amount that relates to such Fundamental Transaction Pending Claim, to (A) Buyer or the Operator, as the case may be, to the extent such resolution is in Buyer’s or the Operator’s favor, as applicable and (B) Seller, to the extent (i) such resolution is in Seller’s favor or (ii) of any excess between the portion of the Fundamental Transaction Pending Claims Amount retained in respect of such Fundamental Transaction Pending Claims minus the amount distributed to Buyer and/or the Operator pursuant to the immediately preceding sentence.
(c)Notwithstanding the foregoing, Seller shall not be required to fund the Fundamental Transaction Escrow Account in connection with a Triggering Transaction if, prior to or concurrently with the closing of such Triggering Transaction, the acquirer in such Triggering Transaction executes and delivers to Buyer and the Operator a written agreement, in form and substance reasonably satisfactory to Buyer and the Operator, pursuant to which such Person expressly assumes all of Seller's indemnification obligations to the Buyer Indemnitees under Section 8.02(c).

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ARTICLE IX

TERMINATION; CASUALTY & CONDEMNATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer or Seller, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before May 10, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;
(c)by Buyer by written notice to Seller if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII that is incapable of being cured or, if curable through the exercise of commercially reasonable efforts, has not been cured by the date that is twenty (20) Business Days after Seller’s receipt of written notice thereof from Buyer (or, if earlier, five (5) Business Days prior to the Drop Dead Date); provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available if Buyer or the Operator is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 7.03;
(d)by Seller by written notice to Buyer if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or the Operator pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII that is incapable of being cured or, if curable through the exercise of commercially reasonable efforts, has not been cured by the date that is twenty (20) Business Days after Buyer’s receipt of written notice thereof from Seller (or, if earlier, five (5) Business Days prior to the Drop Dead Date); provided that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available if Seller is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 7.02; or
(e)by Buyer or Seller, upon written notice to the other party, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 9.02    Effect of Termination.
(a)In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(i)that the obligations set forth in Section 6.06, Section 6.11, this Article IX and Article X hereof shall survive termination; and
(ii)that nothing herein shall relieve any party hereto from liability for any Willful Breach of any provision hereof.
(b)In determining Losses recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such Losses shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall include the benefit of the bargain lost by such party, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be Losses of such party.
Section 9.03    Material Casualty and Condemnation Rights.
(a)In the event of a Material Casualty or Material Condemnation, Buyer shall have the right to remove the Park(s) (and its/their related assets) that is/are subject to such Material Casualty or Material Condemnation from the Purchased Assets, and proceed to Closing on the balance of the Purchased Assets with a reduction of the Purchase Price in the amount shown on the Allocation Schedule applicable to such removed Park(s). If Buyer removes such Park(s) and its/their related assets from the Purchased Assets, then Buyer and Seller shall cooperate with each other to amend this Agreement accordingly. If Buyer does not elect to remove a Park (and its related assets) that is subject to a Material Casualty or Material Condemnation, and instead waives its rights under this Section 9.03 and elects to proceed to Closing, then (i) Seller shall pay to Buyer (or, at Seller’s option, reduce the Purchase Price for the amount of) any deductibles under any Insurance Policies applicable to such Material Casualty or Material Condemnation and (ii) Seller shall use its commercially reasonable efforts to pursue any claims it or its subsidiaries may make under the applicable Insurance Policies and shall deliver to Buyer all payments and awards actually received by Seller or any of its subsidiaries with respect to such Material Casualty or Material Condemnation.
(b)In the event of any Casualty that is not a Material Casualty, Seller shall use its commercially reasonable efforts to pursue any claims it or its subsidiaries may make under the applicable Insurance Policies. Seller shall either (i) use all payments and awards actually received by Seller or any of its subsidiaries (whether received before or after the Closing) plus an amount equal to any deductibles under any Insurance Policies applicable to such Casualty to repair and restore, or replace, such Purchased Assets or (ii) pay to Buyer (or, at Seller’s option, reduce the Purchase Price for the amount of) any deductibles under any Insurance Policies applicable to such Casualty and deliver to Buyer all payments and awards actually received by Seller or any of its subsidiaries (whether received before or after the Closing) with respect to such Casualty.
(c)In the event of any Condemnation that is not a Material Condemnation, Seller shall use its commercially reasonable efforts to pursue any claims it or its subsidiaries may make under the applicable Insurance Policies and all payments and awards actually received by Seller or any of its subsidiaries with respect to such Condemnation shall be delivered to Buyer.

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ARTICLE X MISCELLANEOUS
Section 10.01 Expenses; Title Insurance Policies. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however that all real estate closing costs incurred in connection with the transfer of any Park shall be allocated between Buyer and Seller in accordance with the local custom and Laws in the jurisdiction where the applicable Park is located. The cost of issuing each Title Insurance Policy shall, in each case, be borne and paid by the Person (i.e., the buyer or seller) that customarily pays such cost in the location where the related Park is located. The Seller’s portion of such costs shall be a Seller Transaction Expense payable at Closing.
Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Seller:    Six Flags Entertainment Corporation
8701 Red Oak Blvd.
Charlotte, North Carolina 28217
E-mail: [ ]
Attention: [ ]
with a copy to:    Weil, Gotshal & Manges LLP
767 5th Avenue
E-mail: [ ] Attention: [ ]
Email: [ ] Attention:[ ]
If to Buyer:    30 West Pershing c/o EPR Properties
909 Walnut, Suite 200 Kansas City, MO 64106
E-mail: [ ] Attention: [ ]
with copies to:    Stinson LLP
7700 Forsyth Blvd., Suite 1100 St. Louis, MO 63105
E-mail: [ ] Attention: [ ]

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Email: [ ] Attention: [ ]
If to the Operator:    EP OPCO WOFR, LLC
13506 Summerport Village Parkway #810
Windermere, FL 34786
E-mail: [ ] Attention: [ ]

with a copy to:    Fernandez Legal
135 W. Central Boulevard, Suite 320
Orlando, FL 32801
E-mail: [ ] Attention: [ ]
Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Unless otherwise specified in this Agreement, all references in this Agreement to “dollars” or “$” shall mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. When calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. References to days shall refer to calendar days unless business days are specified.
Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained

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herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Seller Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may, without the prior written consent of Seller, (i) assign this Agreement and any or all rights or obligations hereunder (including Buyer’s rights to seek indemnification hereunder) (x) to any Affiliate or Affiliates of Buyer, (y) to any Person to which Buyer or any of its Affiliates sells, transfers, assigns or delegates all or any portion of the Purchased Assets or the Business and (z) after the Closing, to Buyer’s and its Affiliates’ lenders and creditors as collateral security for their obligations under any of its secured debt financing arrangements and (ii) as contemplated by Section 3.02(e), designate one or more of its subsidiaries to acquire one or more of the Parks or Transferred Entities at Closing. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.07 shall be null and void.
Section 10.08 No Third-Party Beneficiaries. Except as provided in Article VIII and Section 10.13, each of the parties hereto agrees that: (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the applicable parties hereto and (b) this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein.
Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS,

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SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy and for which it would not have an adequate remedy at law, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13 Releases.
(a)Effective as of the Closing, Buyer, on its own behalf and on behalf of its Affiliates and successors (each, a “Buyer Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges Seller and its Affiliates, successors and assigns, and any past, present or future directors, managers, officers, representatives, agents, lenders, investors, partners, principals, members, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Buyer Released Person”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all rights, proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at Law or in equity that such Buyer Releasing Person ever had, now has or ever may have or claim to have against any Buyer Released Person, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising prior to or at the Closing in respect of the Business or the operation of the Business, or the management or operation by, or any

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action taken or failed to be taken by, the Buyer Released Persons in their capacity as a director, officer or equityholder of Seller or its Affiliates with respect to the Business or the ownership or operation of the Purchased Assets; provided, that the parties hereto acknowledge and agree that this Section 10.13(a) does not apply to and shall not constitute a release of any rights, obligations, or Liabilities (i) to the extent arising under any provision of this Agreement, any Ancillary Document, or any other agreement, certificate or other instrument delivered pursuant to this Agreement that survives the Closing, (ii) to the extent arising from any criminal or fraudulent activity of the Buyer Released Person or (iii) that may not be waived or released as a matter of applicable Law. Buyer acknowledges, on its own behalf and on behalf of each Buyer Releasing Person, that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.13(a). The covenants contained in this Section 10.13(a) are intended to be for the benefit of, and shall be enforceable by, each of the Buyer Released Persons and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to applicable Law, Contract or otherwise.
(b)Effective as of the Closing, the Operator, on its own behalf and on behalf of its Affiliates and successors (each, an “Operator Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges Seller and its Affiliates, successors and assigns, and any past, present or future directors, managers, officers, representatives, agents, lenders, investors, partners, principals, members, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Operator Released Person”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all rights, proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at Law or in equity that such Operator Releasing Person ever had, now has or ever may have or claim to have against any Operator Released Person, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising prior to or at the Closing in respect of the Business or the operation of the Business, or the management or operation by, or any action taken or failed to be taken by, the Operator Released Persons in their capacity as a director, officer or equityholder of Seller or its Affiliates with respect to the Business or the ownership or operation of the Purchased Assets; provided, that the parties hereto acknowledge and agree that this Section 10.13(b) does not apply to and shall not constitute a release of any rights, obligations, or Liabilities (i) to the extent arising under any provision of this Agreement, any Ancillary Document, or any other agreement, certificate or other instrument delivered pursuant to this Agreement that survives the Closing, (ii) to the extent arising from any criminal or fraudulent activity of the Operator Released Person or (iii) that may not be waived or released as a matter of applicable Law. The Operator acknowledges, on its own behalf and on behalf of each Operator Releasing Person, that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.13(b). The covenants contained in this Section 10.13(b) are intended to be for the benefit of, and shall be enforceable by, each of the Operator Released Persons and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to applicable Law, Contract or otherwise.
(c)Effective as of the Closing, Seller, on its own behalf and on behalf of its Affiliates and successors (each, a “Seller Releasing Person”), hereby unconditionally and irrevocably and forever releases and discharges the Transferred Entities and each of their respective Affiliates,

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successors and assigns, and any past, present or future directors, managers, officers, representatives, agents, lenders, investors, partners, principals, members, direct or indirect shareholder or equityholders of any of the foregoing Persons (collectively, the “Seller Released Persons”) of and from all Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), arising prior to or at the Closing relating to the Transferred Entities or the Business or any actions taken or failed to be taken by the Seller Released Parties in any capacity related to the Transferred Entities or the Business occurring on or prior to the Closing, which any of the Seller Releasing Persons can, shall or may have against any of the Seller Released Persons, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action, of any kind, in any court or before any tribunal, against any Seller Released Person based upon any Released Claim. Released Claims will include any and all claims Seller or its Affiliates or Representatives may have against the Transferred Entities in relation to any Contracts or other arrangements between the Transferred Entities, on the one hand, and Seller or its Affiliate or Representatives, on the other hand, entered into on or prior to the Closing Date. Notwithstanding the preceding sentence of this Section 10.13(c), “Released Claims” do not include, and the provisions of this Section 10.13(c) shall not release or otherwise diminish,
(a) the obligations of any Party set forth in or arising under any provision of this Agreement or the other Ancillary Documents, (b) the current year’s accrued but unpaid base compensation of such Seller Releasing Person since the last regularly scheduled payroll period of the Transferred Entities, or (c) any reimbursement undertaking by a Seller Released Person in existence prior to Closing.
Section 10.14 Nonassertion of Attorney-Client Privilege.
(a)Buyer and the Operator each waives and will not assert, and agrees to cause its respective Affiliates to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”), in any matter involving this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, including Weil, Gotshal & Manges LLP (any such representation, the “Current Representation”).
(b)Buyer and the Operator each waives and will not assert, and agrees to cause its respective Affiliates to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person (including with respect to any communication occurring at or prior to the Closing, the Business) occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or Operator or their respective Affiliates, it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Buyer, Operator or their respective Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer, Operator or their respective Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Buyer or its Affiliates or to internal counsel relating to such engagement, and none of Buyer or its Affiliates or

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any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer or its Affiliates, including, following the Closing, the Transferred Entities, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.
Section 10.15 Obligations of Seller. Whenever this Agreement requires Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause any of its subsidiaries that owns or holds any Purchased Asset or Assumed Liability to take such action.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.
SELLER:
SIX FLAGS ENTERTAINMENT CORPORATION

By: /s/ Brian C. Witherow
Name: Brian C. Witherow
Title:    Chief Financial Officer

BUYER:
EPR PROPERTIES

By: /s/ Paul R. Turvey
Name: Paul R. Turvey
Title:    Senior Vice President/General Counsel/Secretary

OPERATOR:
EP OPCO WOFR, LLC

By: /s/ James Harhi
Name: James Harhi
Title:    Manager

[Signature Page to Equity Purchase Agreement]